EXHIBIT 10.20

STANDARD INDUSTRIAL LEASE

By and Between

CARTER NEW MANCHESTER BUILDING ONE, L.L.C.,

a Georgia limited liability company

as Landlord,

and

JVC AMERICAS CORP.,

a Delaware corporation

as Tenant.

TABLE OF CONTENTS

1. PREMISES	4

2. TERM	5

3. DELIVERY OF POSSESSION OF PREMISES	5

4. RENT	6

(a) Base Rent	6

(b) Additional Rent – Building Operating Expenses and Common Area Maintenance Expenses	7

(1) Definitions	7

(2) Reimbursement of Building Operating Expenses and Common Area Maintenance Expenses	9

(3) Estimates of Operating Expenses	9

(4) Annual Reconciliation	9

(5) Prorations	10

(c) Additional Rent - Real Estate Taxes and Insurance	10

(1) Definitions	10

(2) Reimbursement of Taxes and Insurance	11

(3) Estimates of Taxes and Insurance	11

(4) Annual Reconciliation	11

(5) Initial Estimate of Operating Expenses, Taxes and Insurance	12

(6) Prorations	12

(7) Personal Property Taxes	12

(8) Tax Appeals	12

(9) Bond Financing	12

5. SECURITY DEPOSIT (Intentionally Omitted)	13

6. USE OF PREMISES	14

7. COMPLIANCE WITH LAWS	14

(a) Compliance with Laws	14

(b) Compliance with ECR’s	15

8. UTILITIES & SERVICES	15

9. LIABILITY OF LANDLORD	16

10. IMPROVEMENTS, REPAIRS BY LANDLORD	17

11. LANDLORD’S RIGHT TO ENTER PREMISES	17

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12. REPAIRS BY TENANT	18

13. ALTERATIONS	19

14. LIENS	20

15. ASSIGNMENT AND SUBLETTING	21

16. EMINENT DOMAIN	23

17. DESTRUCTION OR DAMAGE TO PREMISES	24

18. INDEMNIFICATION	26

19. INSURANCE	26

(a) Landlord’s Insurance	26

(b) Tenant’s Insurance	27

(c) Waiver of Subrogation	27

(d) Intent of Parties	28

20. DAMAGE OR THEFT OF PERSONAL PROPERTY	28

21. HAZARDOUS MATERIALS	28

22. LANDLORD’S LIEN WAIVER	30

23. RELOCATION [Intentionally Omitted]	30

24. SUBORDINATION AND ATTORNMENT	30

25. ESTOPPEL CERTIFICATE	32

26. DEFAULT	32

27. REMEDIES	33

28. EFFECT OF TERMINATION OF LEASE	35

29. ATTORNEYS’ FEES	35

30. QUIET ENJOYMENT	36

31. SURRENDER OF PREMISES	36

32. HOLDING OVER	36

33. REMOVAL OF TENANT’S PROPERTY	37

34. NOTICES	37

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35. AGENCY DISCLOSURE	38

36. EXCULPATION OF LANDLORD	38

37. PARKING	39

38. SIGNAGE	39

39. FORCE MAJEURE	39

40. AUTHORITY	40

41 DEFINITIONS	40

42. RULES AND REGULATIONS	40

43. SPECIAL STIPULATIONS	40

44. MISCELLANEOUS	40

45 ENTIRE AGREEMENT	42

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EXHIBITS

Exhibit A-1	–	Floor Plan of Premises
Exhibit A-2	–	Common Area of the Property
Exhibit B	–	Work Letter
Exhibit B-1	–	Master Site Plan
Exhibit B-2	–	Phase One Premises Construction Schedule
Exhibit C	–	Commencement Date Confirmations
Exhibit D	–	Intentionally Omitted
Exhibit E	–	Rules and Regulations
Exhibit F	–	Special Stipulations

STANDARD INDUSTRIAL LEASE

THIS LEASE (“Lease”), made this 1st day of October, 2003 (the “Effective Date”), is entered into by and between Carter New Manchester Building One, L.L.C., a Georgia limited liability company (the “Landlord”), and the Tenant as named in the Schedule below.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: JVC Americas Corp., a Delaware corporation

2.	Premises: Approximately 593,404 rentable square feet of space in the Building, as more particularly shown on the floor plan attached hereto as Exhibit A-1. The Premises shall consist of two phases. The first phase shall consist of approximately 404,412 rentable square feet of space which currently exists (the “Phase One Premises”) and the second phase shall consist of approximately 188,992 rentable square feet of space to be constructed by Landlord (the “Phase Two Premises”). The Phase Two Premises shall include, but not be limited to, providing all truck courts of equal or greater depth and parking areas in a similar manner that exists for the Phase One Premises. The Phase One Premises and the Phase Two Premises are collectively referred to herein as the “Premises”.

3.	Building: The building located at 9103 Riverside Parkway, Douglasville, GA 30135, Douglas County, Georgia (the “Building”)

4.	Rentable Square Feet of the Building: Approximately 593,404 rentable square feet of space, 404,412 of which consists of the Phase One Premises as of the date of this Lease, and approximately 188,992 of which is to be constructed and known as the Phase Two Premises.

5.	Tenant’s Proportionate Share of the Building: Initially 100%, Tenant’s Proportionate Share of the Building has been obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, and multiplying such quotient by 100. In the event Tenant’s Proportionate Share of the Building is changed during a calendar year by reason of a change in the rentable square feet of the Premises or the rentable square feet of the Building, Tenant’s Proportionate Share of the Building shall thereafter mean the result obtained by using the revised rentable square feet in the foregoing formula. For the purpose of this Lease, Tenant’s Proportionate Share of the Building shall be determined on the basis of the number of days of the applicable percentage during each such calendar year.

6.	Tenant’s Proportionate Share of the Common Area Maintenance Expenses: Initially 100%, Tenant’s Proportionate Share of the Common Area Maintenance Expenses shall be determined by dividing the rentable square feet of the Premises from time to time by the rentable square feet in all buildings in the Property (as hereinafter defined) from time to time.

7.	Tenant’s Proportionate Share of Taxes and Insurance: The Property consists of

63.045 acres and is currently subdivided into two (2) separate tax parcels, the first of which consists of 19.645 acres being the Phase One Premises and the second of which consists of 43.4 acres being the land on which the Phase Two Premises is to be built constituting 11.265 acres and the remaining property within the Property constituting 32.135 acres. Landlord is currently having the Property subdivided in such a manner so that the first tax lot shall consist of the combined Phase One Premises and Phase Two Premises and the second tax lot shall consist of the remaining property constituting the Property. Until such time as the Property has been subdivided as such, Tenant’s Proportionate Share of Taxes and Insurance for the Phase One Premises shall be 100% and for the Phase Two Premises shall be 25.96%. Once the Property has been subdivided, Tenant’s Proportionate Share of Taxes and Insurance for the Phase One Premises and Phase Two Premises shall be 100%.

8.	Tenant’s Broker for this Lease: Trammell Crow Services, Inc.

9.	Landlord’s Broker for this Lease: Carter & Associates Enterprises, Inc.

10.	Tenant Improvements: Landlord shall construct the Tenant Improvements (as defined in Exhibit B) to the Premises in accordance with the terms of the Work Letter attached hereto as Exhibit B.

11.	Commencement Dates:

(a)	The Phase One Commencement Date shall be the date of substantial completion (as defined in Exhibit B) of the Tenant Improvements and Tenant Work (as hereinafter defined) to the Phase One Premises, which is to be on or before December 2, 2003, provided Tenant materially meets the benchmark deadlines set forth on Exhibit B-2 entitled “Construction Schedule” (the “Phase One Commencement Date”). In no event shall the Phase One Commencement Date be subsequent to December 2, 2003 except for delays caused by Force Majeure (as hereinafter defined) circumstances beyond Landlord’s control or as a result of a Tenant Delay (as hereinafter defined).

(b)	The Phase Two Commencement Date shall be the date of substantial completion of the Phase Two Premises and Tenant Improvements therefor which is to be on or before November 1, 2004 provided Tenant materially meets the benchmark deadlines set forth on the Construction Schedule (the “Phase Two Commencement Date”) and subject to delays caused by Force Majeure circumstances beyond Landlord’s control or as a result of a Tenant Delay.

12.	Phase One Rent Commencement Date: The Phase One Rent Commencement Date for Base Rent and Additional Rent (each as hereinafter defined) shall commence on the later of (i) the Phase One Commencement Date, or (ii) January 1, 2004.

13.

Phase Two Rent Commencement Date: The Phase Two Rent Commencement Date for Base Rent and Additional Rent shall Commence on the later of (i) thirty (30) days following the date that the entire Phase Two Premises is substantially completed, or (ii) December 1, 2004. The Phase One Rent Commencement Date and the Phase Two Rent Commencement Date shall be referred to herein collectively as the “Rent Commencement Dates.”

14.	Term; Expiration Date: The term (“Term”) of this Lease shall commence on the Phase One Commencement Date and shall continue in full force and effect for a term of six (6) years from the Phase One Rent Commencement Date (the “Expiration Date”), unless otherwise extended or sooner terminated in accordance with the provisions of this Lease. The Term of this Lease relating to the Phase Two Premises shall end on the same date as the end of the Term for the Phase One Premises, regardless of the Phase Two Commencement Date.

15.	Base Rent:

Base Rent Rate	Lease Years
$2.60 per square foot	Lease years 1 and 2
$2.64 per square foot	Lease years 3 and 4
$2.65 per square foot	Lease years 5 and 6

Based on the above rates, the Base Rent schedule is anticipated to be as set forth below:

Period	PRSF	Premises	Monthly Base Rent	Annual Base Rent
01/01/04 – 11/30/04	$2.60	Phase One	$87,622.60	$1,051,471.20
12/01/04 – 12/31/05	$2.60	Phase One & Two	$128,571.00	$1,542,852.00
01/01/06 – 12/31/07	$2.64	Phase One & Two	$130,549.00	$1,566,588.00
01/01/08 – 12/31/09	$2.65	Phase One & Two	$131,043.00	$1,572,516.00

To the extent the Phase One Rent Commencement Date and the Phase Two Rent Commencement Date are not January 1, 2004 and December 1, 2004, respectively, the foregoing rental schedule shall be adjusted to reflect the actual Rent Commencement Dates and the applicable per rentable square foot rates (the “Base Rent Rate”). Tenant shall pay Landlord the same Base Rent Rate for the Phase Two Premises as it does for the Phase One Premises, notwithstanding the fact that the Phase Two Premises will not be available to Tenant for its occupancy at the same time as the Phase One Premises. For example, Tenant shall pay the same Base Rent Rate for the entire Premises commencing with Lease year 3 as set forth above.

16.	Prime Lease. That certain lease by and between the Development Authority (as defined herein) and Landlord to be entered into in connection with the Tax Abatement Process (as defined herein) and to which this Lease shall become subject and subordinate.

FOR AND IN CONSIDERATION of the mutual covenants and conditions contained herein, the parties hereto do hereby agree as follows:

1.	PREMISES

The parties acknowledge that, in connection with the Tax Abatement Process, Landlord will convey title to the Property (or a portion thereof) to the Development Authority and enter into the Prime Lease as the lessee thereunder. As a result and at such time, this Lease shall become and shall be reconstituted as a sublease between Landlord, as substandard, and Tenant, as subtenant. As set forth in the documents evidencing the Tax Abatement Process (the “Bond Documents”), upon the expiration or termination of the Prime Lease, it is the intent of the parties hereunder and under the Bond Documents that the Development Authority will re-convey the Property (or a portion thereof) to Landlord (or its successor under the Bond Documents), and this Lease will be reconstituted as a direct lease between Landlord (or its successor) and Tenant for the Premises. In the event the Development Authority retains title to the Property (or a portion thereof), it is the intent of the parties hereto and under the Bond Documents that this Lease would thereupon become a direct lease between the Development Authority and the Tenant, subject to the rights of any lender holding a leasehold mortgage.

Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, the Premises, subject to the terms, covenants and conditions of this Lease. The Premises are or will be located in the Building in the project commonly known as New Manchester Distribution Center (all of the land and existing and future buildings in the distribution center owned by Landlord [or its affiliates] being the “Property”), which is located in Douglas County, Georgia. The rentable square feet of the Phase Two Premises shall be certified to Landlord and Tenant by Landlord’s Architect (as hereinafter defined) and the Rent (as hereinafter defined) and other affected provisions of this Lease shall be adjusted accordingly. All exhibits attached to this Lease are incorporated herein by reference. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy and sale and not assignable by Tenant except as otherwise provided in this Lease. In addition to the interest in the Premises demised to Tenant under this Lease, Landlord hereby grants Tenant a nonexclusive right for so long as this Lease is in full force and effect to use the Common Areas, (as hereinafter defined) of the Property in common with others entitled to use the Common Areas, including Landlord and other tenants of the Property and their respective employees, licensees and invitees and other persons authorized by Landlord to perform services at the Property, subject to the terms and conditions of this Lease, including any and all rules and regulations promulgated by Landlord in accordance with the terms of this Lease. The Common Areas are initially as designated on Exhibit A-2 Landlord may from time to time change the size, use, shape, configuration or nature of any portion of the Common Areas, so long as such change does not adversely affect Tenant’s access, substantial benefit or enjoyment of the Premises. Neither Landlord nor Landlord’s agents have made any representations, warranties or promises with respect to the Property, the Common Areas, the physical condition of the Building, the land upon which it is erected, or the Premises, or any matter or thing affecting or related to the Premises except as expressly set forth in this Lease. Landlord represents that it has marketable and insurable title to the Building and the land on which the Building lies and that, other than as set forth in Chicago Title Insurance Company Owner’s Policy No. 72106-386555 having an effective date of July 29, 2002, and Chicago Title Insurance Company Loan Policy No. 72107-723204 having an effective date of July 29, 2002, to the best of its knowledge, there are no liens, encumbrances, easements, restrictions, covenants, zoning laws or regulations affecting the Building or Property which adversely affect this Lease or Tenant’s rights hereunder or the foreclosure of which or other exercise of rights would terminate this Lease or otherwise adversely affect Tenant’s rights hereunder.

2.	TERM

The Term of this Lease shall commence on the Phase One Commencement Date and shall expire on the Expiration Date. If Landlord is unable to deliver possession of the Phase One Premises to Tenant on or before December 2, 2003 solely as a result of Force Majeure circumstances beyond Landlord’s control or a Tenant Delay, then the Phase One Commencement Date shall mean such subsequent date upon which Landlord is able to deliver possession of the Phase One Premises to Tenant, and such failure solely for the reasons as aforesaid to deliver possession of the Phase One Premises on the earlier date shall not constitute a default by Landlord hereunder or render Landlord liable for any loss or damage that may be incurred as a result of such failure. Notwithstanding the foregoing, in the event the Phase One Commencement Date does not occur on or before June 1, 2004 (“Kick-Out Date”), except for a delay caused by a Tenant Delay (regardless of Force Majeure circumstances beyond Landlord’s control), Tenant shall have the right to terminate this Lease with prior written notice, which notice must be received no later than fifteen (15) days after the Kick-Out Date for such termination to be effective. In the event the delays in substantial completion are the result of a Tenant Delay, then the Kick-Out Date shall be extended by the number of days of the Tenant Delay, which Tenant Delays shall be offset day for day by the number of delays caused by Landlord. In the event of such termination, Tenant shall have no further obligation to Landlord except to reimburse Landlord, as of the effective date of such termination, for the Bond Costs (as hereinafter defined) that have been incurred by Landlord as of such date and not reimbursed by Tenant.

Landlord and Tenant shall execute the Commencement Date Confirmations substantially in the form of Exhibit C promptly following the Phase One Commencement Date and the Phase Two Commencement Date, respectively.

3.	DELIVERY OF POSSESSION OF PREMISES

Landlord shall construct or install in the Premises Landlord’s Work and the Tenant Improvements, as defined in and to be constructed or installed pursuant to the provisions of the Work Letter which is attached hereto as Exhibit B (the “Work Letter”). Landlord and Tenant agree to comply with all of the terms and provisions of the Work Letter. Landlord’s Work may be done with such minor variations as Landlord may deem advisable, so long as such variations will not interfere with Tenant’s intended use and operations of the Premises. Other than Landlord’s Work and the Tenant Improvements specifically set forth in this Lease, Landlord shall have no obligation to make any initial improvements or modifications to the Premises.

Tenant, by taking possession of the Phase One Premises and Phase Two Premises on their respective commencement dates, shall be deemed to have agreed that the respective portions of the Premises are then in a satisfactory order, repair and condition, except for construction latent defects disclosed to Landlord within one (1) year of the respective Commencement Date or which are otherwise Landlord’s responsibility under Article 10 herein and except for other latent defects disclosed to Landlord within the applicable warranty period, and as set forth on a list prepared by Landlord and Tenant prior to Tenant’s occupancy for its operations, and Tenant shall provide Landlord, upon request, a written acknowledgment of acceptance as aforesaid.

4.	RENT

(a) Base Rent. Subject to any Tenant Delay (which would result in Tenant paying Rent attributable to the number of days of Tenant Delay, as set forth below, offset day for day by the number of days of delay caused by Landlord), Tenant Allowance (as defined in the Work Letter) credits or other provisions set forth in this Lease, commencing on the Phase One Rent Commencement Date, and Phase Two Rent Commencement Dates, respectively, and throughout the Term of this Lease, Tenant shall pay base rental for the Premises to Landlord as defined in the Schedule above in equal monthly installments, ( the “Base Rent”) (Base Rent and Additional Rent, as defined below, are hereinafter collectively referred to as “Rent”).

Notwithstanding the foregoing, if Landlord is unable to deliver possession of the Phase One Premises to Tenant on or before January 1, 2004 due to a Tenant Delay, then in addition to the Phase One Rent Commencement Date obligations, Tenant shall pay Landlord on the Phase One Rent Commencement Date, Base Rent only in the amount attributable to the number of days in the Tenant Delay as Landlord’s sole remedy therefor. Landlord shall deliver possession of the Phase One Premises to Tenant upon substantial completion of the improvements thereto. If Landlord substantially completes the Phase One Premises prior to January 1, 2004, and/or the Phase Two Premises prior to December 1, 2004, and Tenant or its approved subtenant occupies either of such Premises, Tenant’s or its approved subtenant’s early occupancy of the Phase One Premises and Phase Two Premises shall be upon all of the terms and conditions of this Lease except, as to the applicable space, Tenant shall pay no Base Rent or Additional Rent with respect to such early occupancy period, but Tenant shall be liable for the cost of utilities consumed by Tenant in the Phase One Premises and/or Phase Two Premises prior to January 1, 2004 and December 1, 2004, respectively. Should the Phase Two Rent Commencement Date be delayed beyond December 1, 2004 as the result of a Tenant Delay, then in addition to the Phase Two Rent Commencement Date obligations, Tenant shall pay Landlord on the Phase Two Rent Commencement Date, Base Rent only in the amount attributable to the number of days in the Tenant Delay for the Phase Two Premises as Landlord’s sole remedy therefor.

Unless otherwise set forth in this Lease, each monthly installment of Rent shall be due and payable promptly on the first day of each month, in advance, during the Term of this Lease. Tenant shall pay to Landlord all Base Rent, Additional Rent, and all other charges due and owing by Tenant under this Lease without, counterclaim, deduction, prior demand, or set off, in legal tender; provided, that the foregoing is not intended to waive Tenant’s rights against Landlord at law or in equity in the event of a breach by Landlord hereunder beyond applicable notice and cure periods. In the event that the Phase One Rent Commencement Date or Phase Two Commencement Date shall commence on a date other than the first day of the month, Rent for such month shall be prorated and such prorated amount (which shall be equal to the monthly Base Rent stated above and Additional Rent multiplied by a fraction, the numerator of which shall be the number of days from the Phase One Rent Commencement Date or the Phase Two Rent Commencement Date, as applicable, through the end of such month, inclusive of both days, and the denominator of which shall be the number of days in such month) shall be due and payable on the Phase One Rent Commencement Date and (unless otherwise provided in this Lease) Phase Two Rent Commencement Date, respectively. All payments of Rent or any other sum due under this Lease shall be made payable to “Carter New Manchester Building One, L.L.C.” and shall be delivered by Tenant to Landlord, on or before the due date, as follows:

c/o Carter & Associates

1275 Peachtree Street, N.E.

Atlanta, Georgia 30309

or at such other place as Landlord may designate from time to time in writing to Tenant. Tenant shall be entitled to rely on any instructions from Landlord’s lenders to make payment of Rent to such lenders, in lieu of Landlord, without Tenant incurring any liability to Landlord therefor and in such event, shall satisfy Tenant’s corresponding Rent obligations to Landlord in such paid amounts.

In the event Tenant shall fail to pay a monthly installment of Rent within five (5) days of the due date, a late charge of one percent (1%) of the amount due shall be paid to Landlord for each such late payment and the same shall be treated as Additional Rent. In addition, in the event that any check from Tenant for payment due under this Lease is returned by a bank for any reason, Tenant shall pay to Landlord a returned check charge of One Hundred Dollars ($100.00) together with such other fee charged by the bank returning the check. Should Tenant present a check to Landlord that is returned from Tenant’s bank for any reason, Landlord reserves the right to demand that all future rental payments be made in the form of cashiers’ checks. Tenant also agrees to pay Landlord interest at a rate of ten percent (10%) per annum (or, in any event hereunder, the maximum rate permitted by Applicable Law, whichever is less) on all Rent or other sums due hereunder that are not paid when such amounts are due and payable. All late charges, any returned check charges and any interest shall become Additional Rent and shall be due and payable immediately along with such other Rent or other sums due hereunder then in arrears. Nothing contained herein shall require Landlord to accept any tender of payment from Tenant for less than the full amount then due under this Lease, including any and all interest and attorneys’ fees that may then be due from Tenant in accordance with the express terms of this Lease. Landlord may elect to accept less than the full amount then due from Tenant hereunder; however, no payment by Tenant or receipt by Landlord of such lesser amount shall be deemed to be other than payment on account, and no restrictive endorsement or statement on any check or payment shall be deemed to alter the express provisions of this Lease, nor constitute an accord and satisfaction. Landlord may accept less than the full amount then due from Tenant without prejudice to Landlord’s right to recover the balance of the full amount then due, or to pursue any other remedies then available to Landlord under this Lease or Applicable Law. In all events, including but not limited to Landlord’s acceptance of a partial payment from Tenant, any payment accepted by Landlord from Tenant may be applied first to retire the oldest receivables due from Tenant hereunder, then to any current rental or other payment then due hereunder, and the balance, if any, will be returned promptly to Tenant. Any payments or charges due from Tenant to Landlord under this Lease shall be considered Rent for all purposes of this Lease.

(b)	Additional Rent – Building Operating Expenses and Common Area Maintenance Expenses.

(1)	Definitions. The following definitions shall apply for purposes of this Lease:

All sums other than Base Rent due from Tenant to Landlord under this Lease shall constitute “Additional Rent.”

(a) The term “Operating Expenses” as used herein shall include all expenses, costs and disbursements of every kind and character which Landlord shall incur, pay or become obligated to pay in connection with the repair, management, administration, operation and maintenance of the Building determined in connection with generally accepted accounting principles consistently applied (“GAAP”), which shall include annual trustee’s fees related to the Tax Abatement Process (as defined herein) and shall include an annual management fee equal to two and one-half percent (2.5%) of Tenant’s Base Rent for the ensuing year.

Operating Expenses shall not include, leasing and sale commissions; salaries and benefits of employees above the grade of Building manager; expenditures for capital improvements other than any capital expenditures incurred (i) which have the effect of reducing or limiting Operating Expenses, if such reduction or limitation inures to Tenant’s benefit (but only to the extent and in the amount that such Operating Expenses are reduced), or (ii) which may be required by governmental authority from and after the respective Commencement Dates hereof, or (iii) are requested to be made by Tenant, and in the event of any capital expenditure, Landlord will Amortize such costs (at an interest rate of eleven percent (11%) per annum) over the useful life of such improvement if permitted under GAAP (provided in no event shall Landlord include in Operating Expenses the costs of repaving the parking and driveway areas of the Property) and Tenant shall pay the portion of such amortized costs allocable to the remaining portion of the Term of this Lease (or the extended Lease Term if then extended hereunder); amounts received by Landlord through proceeds of insurance and any insurance deductibles; cost of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain; advertising and promotional expenditures; legal fees for leasing or acquisition/sale/ground lease of any part of the land/Building; legal fees for disputes with tenants or damages suffered by Landlord resulting from a breach of a lease and other legal and auditing fees other than legal and auditing fees reasonably incurred in connection with maintenance and operation of the land/building or in connection with the preparation of statements required pursuant to Additional Rent provisions; interest or amortization payments on any mortgage or mortgages (or similar instruments) and rental under any ground, underlying, or superior lease or leases; work, services and tenant fit-up costs incurred by Landlord in connection with leases to tenants, including Tenant or other expenses paid directly by another tenant; taxes of any nature; insurance; environmental compliance, investigation and remediation expenses; fees paid to entities affiliated with Landlord in excess of comparable market value of service; financing or refinancing of the land/Building/ground lease; repairs/replacements of defects in Building design and construction; repairs/replacements of defective equipment and equipment under warranty; tenant improvement allowances; corrections of violations of laws, regulations and orders; fees, damages and penalties based on the acts or negligence of Landlord, its agents, employees or contractors and repairs/replacements necessitated by the foregoing; installation and operation of specialty facilities, such as a health club, restaurant or day care facility; depreciation and amortization of Building and improvements; political contributions and any expenses relating to the roof, floors, foundation, exterior walls or other structural components, or any costs relating to a service provided solely to another tenant for which such tenant reimburses Landlord separately. Landlord and Tenant acknowledge that the Building is part of a development, which will or may include multiple buildings and other improvements and that certain of the costs of management, operation and maintenance of the development shall, from time to time, be equitably allocated among and shared by two or more of the improvements in the development (including the Building). The determination of such costs and their allocation shall be made by Landlord in its reasonable discretion. Accordingly, the term “Operating Expenses”, as used in this Lease, shall, from time to time, include some costs, expenses, stated above which were incurred with respect to other improvements in the development but which are allocated to and shared by the Building in accordance with the foregoing; provided, however, Operating Expenses shall not include any costs and expenses with respect to other buildings or land at the Property until such other building is fully constructed and in fully rentable condition. Notwithstanding anything in this Lease to the contrary, Tenant understands and agrees that its rights to use other portions of the development of which the Building is a part are those available to the general public and that this Lease does not grant to Tenant additional rights of use other than access to and from the Building with respect to public streets or otherwise, or as otherwise set forth in this Lease.

(b) The term “Common Area Maintenance Expenses” shall be limited to landscaping maintenance, sprinkler usage, exterior lighting, parking lot sweeping, rubbish removal and expenses related to the repair and maintenance of the signage identifying the Property. Notwithstanding the foregoing, in no event shall there be any Common Area Maintenance Expenses with respect to another building and/or its underlying property in the Property unless and until the other building is constructed in its entirety and is in fully rentable condition.

(2)	Reimbursement of Building Operating Expenses and Common Area Maintenance Expenses. Commencing on the Phase One Rent Commencement Date and Phase Two Rent Commencement Date, as applicable, and throughout the Term and any extensions or renewals thereof, Tenant shall pay as Additional Rent an amount equal to the actual amount of Tenant’s Proportionate Share of the Building for Operating Expenses and Tenant’s Proportionate Share of Common Area Maintenance Expenses for each calendar year or prorated portion of calendar year if either the Phase One Rent Commencement Date or Phase Two Rent Commencement Date occurs on a date other than January 1, and/or if expiration or termination occurs other than on December 31.

(3)	Estimates of Operating Expenses. Prior to the actual determination of the Operating Expenses and Common Area Maintenance Expenses for any calendar year during the Term of this Lease, Landlord may, if it so elects, and at any time or from time to time during such year, estimate in good faith (and subject to the cap for Operating Expenses hereinafter set forth in subparagraph (4)) the amount of same that will be due from Tenant during such year. In such event, Landlord shall give Tenant written notification of the amount of such estimated expenses and the 1/12 amount of such estimated expenses that will be due each month from Tenant. Tenant agrees, that from and after the respective rent commencement dates and subsequent to receipt of such written notification, to pay monthly, 1/12 of Tenant’s Proportionate Share of the Building Operating Expenses and Tenant’s Proportionate Share of Common Area Maintenance Expenses at the same time and in the same manner as Base Rent is due from Tenant hereunder.

(4)

Annual Reconciliation. As soon as practicable after the end of each calendar year, Landlord shall prepare and forward to Tenant a statement of the actual Operating Expenses and Common Area Maintenance Expenses for such year. If the total amount Tenant actually paid for estimated Operating Expenses and Common Area Maintenance Expenses is less than Tenant’s Proportionate Share of the Building of the actual Operating Expenses, and Tenant’s Proportionate Share of Common Area Expenses, Tenant shall pay to Landlord as Additional Rent, in one lump sum, the difference between the total amount actually paid by Tenant and the amount Tenant should have paid pursuant to subparagraph (b)(2) above; this lump sum payment shall be made within thirty (30) days of receipt of Landlord’s bill therefor; or if the total amount Tenant actually paid for such estimated Operating Expenses and Common Area Maintenance Expenses is more than Tenant’s Proportionate Share of the actual amounts of the expenses, then Landlord shall remit the excess to Tenant within thirty (30) days of making such determination. Tenant’s obligation to pay any increase due over the prior year’s actual Operating Expenses (excluding utilities and snow removal which shall not be subject to the cap), for any calendar year shall be limited to a per annum cumulative increase of five percent (5%), compounded annually. Increases in Taxes and Insurance, set forth in paragraph 4(c) shall not be subject to any limit or “cap”. By way of example only, if the portion of Operating Expenses which is subject to the foregoing limitation (collectively, “Controllable Operating Expenses”) shall be equal to $5.00 per rentable square foot in calendar year 2004, Tenant’s Proportionate Share of those Controllable Operating Expenses may not exceed $5.25 in calendar year 2005, Further, if Tenant’s Proportionate Share of those Controllable Operating Expenses in 2005 equals $5.20 per rentable square foot, then Tenant’s Proportionate Share of Controllable Operating Expenses in 2006 shall not exceed $5.56 (i.e., $5.25 x 1.05 + the cumulative carry forward of $.05 since Tenant’s Proportionate Share of those Controllable Operating Expenses in 2005 was $.05 less than the applicable cap).

(5)	Prorations. If the Phase One Rent Commencement Date or Phase Two Rent Commencement Date is other than January 1 or if the Expiration Date is other than December 31, Tenant’s Proportionate Share of the Building Operating Expenses and/or Tenant’s Proportionate Share of Common Area Expenses for such year shall be prorated based upon a 30-day month. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Building Operating Expenses and Tenant’s Proportionate Share of Common Area Expenses for the year in which this Lease expires, Tenant shall pay any increase due over the estimated amount paid and conversely any overpayment made shall be rebated by Landlord to Tenant, all as specified above.

(c)	Additional Rent – Real Estate Taxes and Insurance

(1)	Definitions. The following definitions shall apply for purposes of this Lease:

The term “Taxes” shall include every type of tax, imposition, assessment, levy, charge or other amount levied, imposed, and/or assessed against and/or attributable to the Building or any portion thereof or upon the real estate upon which the Building and any other Building improvements are located, together with any expenses or tax consulting services and legal services in appealing or protesting such taxes, including, without limitation, all real estate taxes, assessments, sewer rents, rates, and charges, transit taxes, and any other federal, state, county, municipal, district or other local governmental charge, general, special, ordinary, or extraordinary (but not including income, estate, franchise, business, sales, rent, profit, corporate, inheritance, gift, excise, personal property, real property transfer taxes, gains taxes, recording fees, recording taxes or similar taxes, penalties or interest imposed on Landlord’s late payments of Taxes and extraordinary assessments arising from improvements by other tenants at their space in the Building), which may now or hereafter be levied or assessed against the Building and the land underlying the Building (in case of special taxes or assessments which may be payable in installments, only the amount of each installment paid during the calendar year shall be included in the Taxes for that year). Provided, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefore, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Building or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Taxes to the extent that such substitute or additional tax would be payable if the Building were the only property of Landlord subject to such tax; and it is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Premises to the extent that the same exceed building standard allowances, if said taxes are based upon an assessment which includes the cost of such leasehold improvements in excess of building standard allowances (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make an appropriate allocation of the ad valorem taxes allocated to the Property to give effect to this sentence). For purposes of this Lease,

“Insurance” shall mean such insurance for fire, extended coverage, public liability, customarily carried by prudent landlords for similar buildings in Douglas County and other insurance customarily carried by prudent landlords for similar buildings in Douglas County which Landlord reasonably deems necessary in connection with the ownership and operation of the Building, or which is reasonably and customarily required by the holder of any mortgage or deed to secure debt encumbering the Building or any portion thereof.

(2)	Reimbursement of Taxes and Insurance. Commencing on the Phase One Rent Commencement Date and Phase Two Rent Commencement Date, as applicable, and throughout the Term and any extensions or renewals thereof Tenant shall pay as Additional Rent the Tenant’s Proportionate Share of Taxes and Insurance as and when specified below. An annual determination of Taxes and Insurance shall be made by Landlord and shall be binding upon Landlord and Tenant.

(3)	Estimates of Taxes and Insurance. Prior to the actual determination of the Taxes and Insurance for any year, Landlord may, if it so elects and at any time or from time to time during such year, estimate the amount of such Taxes and Insurance. Landlord shall give Tenant written notification of the amount of such estimated Taxes and Insurance and the 1/12 amount of such Taxes and Insurance that will be due each month from Tenant. Tenant agrees that from and after the respective rent commencement Dates and subsequent to receipt of such written notification to pay monthly 1/12 of Tenant’s Proportionate Share of such Taxes and Insurance at the same time and in the same manner as Base Rent is due from Tenant hereunder.

(4)	Annual Reconciliation. If the total amount Tenant actually paid for estimated Taxes and Insurance is less than Tenant’s Proportionate Share of the Taxes and

Insurance, Tenant shall pay to Landlord as Additional Rent in one lump sum the difference between the total amount actually paid by Tenant for such year and the amount Tenant should have paid pursuant to Paragraph 3(c)(2) above; this lump sum payment shall be made within thirty (30) days of receipt of Landlord’s bill therefor; or if the total amount Tenant actually paid for such Taxes and insurance is more than Tenant’s Proportionate Share of such Taxes and Insurance, then Landlord shall remit the excess to Tenant within thirty (30) days of the making of such determination.

(5)	Initial Estimate of Operating Expenses, Taxes and Insurance. As of the date of execution of this Lease, Landlord’s estimate is that the annual amount of Tenant’s Proportionate Share of the Building Operating Expenses and Taxes and Insurance for the year in which the Phase One Rent Commencement Date occurs will be $0.47 per square foot, which estimated amount shall be subject to adjustment. Until further written notice is forwarded from Landlord to Tenant in accordance with the provisions of this Article 4, Tenant shall remit one twelfth (1/12th) of this amount to Landlord monthly, commencing on the Phase One Rent Commencement Date, as Additional Rent. Landlord and Tenant acknowledge and agree that such estimated monthly amount is an estimate only and is subject to adjustment to actual Operating Expenses, Taxes and Insurance according to the provisions of this Lease.

(6)	Prorations. If the Commencement Date is other than January 1 or if the expiration date is other than December 31, Tenant’s Proportionate Share of Taxes and Insurance for such year shall be prorated based upon a 30-day month. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of Taxes and Insurance for the year in which this Lease expires, Tenant shall pay any increase due over the estimated amount paid and conversely any overpayment made shall be rebated by Landlord to Tenant, all as specified above.

(7)	Personal Property Taxes. Tenant shall be liable for all taxes assessed against and levied upon the trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises. If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord, upon demand, that part of such taxes for which Tenant is primarily liable hereunder.

(8)	Tax Appeals. Landlord agrees to use commercially reasonable discretion in determining whether to prosecute Tax appeals for the benefit of the Building, the underlying land and the remainder of the Property.

(9)

Bond Financing. Landlord acknowledges and agrees that (i) Landlord will enter into a taxable development bond financing arrangement (the “Tax Abatement Process”) with the Development Authority of Douglas County, a public body corporate and politic of the State of Georgia (the “Development Authority”), whereby the Property (or some portion thereof) will receive favorable ad valorem tax treatment in calendar years 2004 through and including 2011 with respect to Douglas County, Georgia ad valorem taxes, and (ii) Tenant shall receive its proportionate share of any actual tax reduction, rebate or abatement (the “Tax Savings”) relating to the Building and underlying land based upon Tenant’s Proportionate Share of the Building. Tenant’s Tax Savings during any partial calendar year during the Term of this Lease shall be prorated by multiplying the Tax Savings by a fraction, the numerator of which is the number of days in the Term of this Lease in such partial calendar year and the denominator of which is 365. Landlord hereby acknowledges and agrees that it will apply for the tax abatement with the Development Authority and will use commercially reasonable efforts to complete the Tax Abatement Process with the Development Authority but that in the event that it is unable to do so for reasons within its control on or before December 31, 2003, Tenant shall have the right to terminate this Lease with prior written notice to Landlord on or before January 15, 2004. If Tenant so terminates this Lease, then Tenant shall be obligated to reimburse Landlord within thirty (30) days of Tenant’s receipt of an invoice therefor all Bond Costs and all out-of-pocket costs and expenses incurred or to be incurred by Landlord as of the date of termination in connection with the improvements to be constructed to the Premises in accordance with Exhibit B attached hereto. In connection with such Tax Abatement Process, if requested by Tenant, Landlord shall fund all costs and fees relating to the Tax Abatement Process limited to (i) Landlord’s bond attorneys’ fees and the attorneys’ fees of the Development Authority and the attorneys’ fees of Landlord’s lender incurred in reviewing the bond documents and other documents related to this Lease (including, without limitation, the SNDA, as defined herein), and Landlord’s attorneys’ fees related to reviewing and negotiating the prime lease with the Development Authority, (ii) trustee fees (including, without limitation, acceptance fees), (iii) application fees, and (iv) the Development Authority’s issuer fee associated with the bond financing (collectively, the “Bond Costs”). Tenant shall reimburse Landlord the Bond Costs upon closing of the bond transaction, or in the alternative, such Bond Costs may be paid out of the Tenant Improvement Allowance, as defined herein. Should Tenant not reimburse Landlord the Bond Costs upon closing of the bond transaction, such Bond Costs shall accrue interest at the rate of ten percent (10%) per annum until paid. In the event the Tax Savings are reduced or eliminated otherwise than as set forth in the Bond Documents for reasons within Landlord’s or its affiliates’ control, then Landlord agrees that, notwithstanding anything contained herein to the contrary, Tenant shall only be obligated to pay its Proportionate Share of Taxes hereunder in the amount that Tenant would have paid had the Tax Savings not been reduced or eliminated during the pendency of the Tax Abatement Process due to reasons within Landlord’s or its affiliates’ control. Landlord hereby expressly agrees that any purchase of the Property pursuant to the terms and conditions of the Prime Lease during the Term of this Lease by Landlord or the termination of the Prime Lease by Landlord pursuant to the terms thereof such that the Tax Savings are reduced or eliminated shall be considered an act within Landlord’s control and the immediately preceding sentence shall apply and Tenant shall only be obligated to pay its Proportionate Share of Taxes hereunder in the amount that Tenant would have paid had the Tax Savings not been reduced or eliminated. Further, Landlord hereby agrees that any sale, assignment or other transfer of the Bond issued by the Development Authority shall be considered as an act within Landlord’s control and if such sale, assignment or other transfer results in the reduction or elimination of the Tax Savings, then the immediately preceding sentence shall apply such that Tenant shall only be obligated to pay its proportionate share of taxes in the amount that Tenant would have paid had the Tax Savings not been so reduced or eliminated. In connection with any sale of any portion of the Property, Landlord shall incorporate a provision into the purchase and sale agreement which shall survive the closing whereby the purchaser thereof, as the new landlord, will covenant to abide by the immediately preceding sentence and subsequent landlords shall cause to be inserted an identical provision in future purchase and sale agreements affecting the Building and underlying land during any period of the Tax Savings such that the provision shall run with the land until the Tax Savings are of no further force and effect.

5.	SECURITY DEPOSIT - INTENTIONALLY OMITTED

6.	USE OF PREMISES

Tenant shall use the Premises only for general office/warehouse, shipping, receiving, distribution and light assembly purposes, or other uses expressly permitted under applicable zoning, land use or other applicable law, and not in violation of Prime Lease, or in violation of the Declaration of Covenants, Conditions, Restrictions, Reservations and Easements for New Manchester Business Center Phases One and Two dated July 25, 2002 and recorded in Deed Book 1597, page 560 of the real estate records of Douglas County, Georgia (the “Declarations”), and Tenant shall not use the Premises for any illegal purpose, or violate any statute, ordinance, regulation, rule, or order of any governmental body, or create or allow to exist any nuisance, or trespass, or do any act in or about the Premises, or bring anything onto or in the Premises or the Building which will in any way increase the rate of insurance on the Premises or said Building without Tenant being directly liable at its sole cost and expense for such increased rates, or deface or injure the Premises or such Building, or overload the floor of the Premises. Tenant shall not place any weights in any portion of the Premises beyond the safe carrying capacity of the floor. No machinery, apparatus, or other appliance shall be used or operated in or on the Premises that will in any manner injure, vibrate, or shake the Premises or disturb the other tenants occupying the Building. If Tenant violates the terms of this Article, Tenant shall be liable for all costs incurred by Landlord as a result of this default. Tenant shall keep the inside of the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures inside the Premises. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale at the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste or subject the Premises to use that would damage the Premises. Outside storage, other than storage of trucks, is prohibited without Landlord’s prior written consent.

Landlord hereby represents to Tenant that Tenant’s proposed use of the Property for general office/warehouse, shipping, receiving, distribution and light assembly purposes does not violate the zoning regulations applicable to the Property as of the date hereof. Landlord further represents that it has obtained the consent of the Declarant, as defined in the Declarations, as required in Section 7.2 therein.

7.	COMPLIANCE WITH LAWS

(a)

Compliance with Laws. Tenant shall comply with all recorded restrictions (including, without limitation, the Declarations), governmental laws, rules, orders, directions, requirements, ordinances, and regulations applicable to the use of the Premises, and, subject to the provisions of this Lease, shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of nuisances in, upon, or connected with the Premises (collectively, the “Applicable Laws”) all at Tenant’s sole cost and expense. Notwithstanding the foregoing, in no event shall Tenant be responsible for, or incur any expense, charge, lien, encumbrance, or fees (in connection with any correction, remediation, alteration, improvement, replacement or repair) in the event that the Premises does not either on the Phase One Commencement Date or the Phase Two Commencement Date comply with all Applicable Laws, including without limitation, the Americans With Disabilities Act (“ADA”). Landlord and Tenant warrant that all improvements or alterations of the Premises made by the warranting party, or its employees, agents or contractors, either prior to Tenant’s occupancy of the Premises or at any time during the Term of this Lease, will comply with all Applicable Laws. Tenant warrants that its use of the Premises will be in strict compliance with all Applicable Laws. From and after the respective Commencement Dates and throughout the Term of this Lease, Landlord shall also be responsible for making any structural modifications to the Premises that may be required pursuant to any applicable federal, state and local laws, ordinances, building codes and rules and regulations of governmental entities having jurisdiction over the Building, including, but not limited to the

ADA and all regulations and orders promulgated pursuant to the ADA, the cost of which shall be considered an Operating Expense under Section 4(b) herein. Landlord and Tenant shall indemnify, defend and hold the other harmless from and against any claims, losses or causes of action arising out of their failure to comply with the provisions of this Article.

(b)	Compliance with ECR’s. The Premises are benefited by and subject to the provisions of the Declarations and may hereafter become benefited by and subject to the provisions of other similar instruments (collectively the “ECRs”). Tenant agrees not to violate the provisions of any of the ECRs provided a copy of same is provided to Tenant and same do not adversely affect Tenant’s use and operations at the Premises, and agrees to comply with the restrictions and provisions contained therein. Provided, however, should any current ECRs be modified in such a way, or should any new ECRs be filed against the Property, which, in either event, materially adversely affects Tenant’s ability to operate its business as intended hereunder and Tenant in fact ceases to operate its business as a direct result thereof and Landlord is unable to cause such ECR to be further modified to cease such interference within one hundred twenty (120) days after receipt of written notice from Tenant of such interference, then Tenant shall, with thirty (30) days prior written notice to Landlord, have the right to terminate this Lease. If Landlord is able to cause the cessation of such interference within such 30-day notice period, Tenant’s termination of this Lease shall be null and void. Tenant shall benefit from and be subject to all obligations and responsibilities of Landlord attributable to the Premises under and pursuant to the ECRs. Landlord agrees not to join in or consent to any amendment, modification or termination of the ECRs during the Term which would adversely affect the Premises or Tenant’s use of the Premises without Tenant’s prior written consent, which shall not be unreasonably withheld or delayed. Tenant covenants and agrees to pay, as Additional Rent, all sums due and payable under the ECRs with respect to the Premises; provided, however, Landlord shall include the costs and expenses under the ECRs or any part thereof as an Operating Expense hereunder.

8.	UTILITIES & SERVICES

Tenant, at Tenant’s sole cost and expense, shall pay for all water, electricity, sewage, gas, heat, ventilation, and air conditioning charges, electricity, telephone, fire protection sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties (unless the penalties arise out of Landlord’s negligence or willful misconduct), and surcharges or the like pertaining to, and any maintenance charges for utilities, in all cases with no markup in cost by Landlord. Such services (other than Tenant’s telephone services) shall be separately metered by Landlord at its sole expense (and without any indirect reimbursement by Tenant as Additional Rent) and billed to Tenant. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises except to the extent caused by Landlord’s negligence or willful misconduct or that of its agents, employees, or contractors. As part of its obligations hereunder, Tenant will regularly and frequently remove and dispose of trash and debris from the Premises, and shall keep the Premises and the surrounding areas outside of the Premises in a clean and sanitary condition, free from any debris, rodents or other pests, at Tenant’s sole cost and expense. If Landlord so elects, Landlord may provide and maintain trash receptacles in the Common Areas of the Property for the use and convenience of all tenants in the Property, and in such event, Tenant shall reimburse Landlord for Tenant’s Proportionate Share of the Common Area Maintenance Expenses for the cost of maintaining and removing trash from such receptacles as a Common Area Maintenance Expense of the Property. Unless Tenant receives written notice from Landlord to the contrary, it shall be Tenant’s sole responsibility to provide general cleaning and janitorial services to the Premises at Tenant’s sole cost and expense. It shall also be Tenant’s sole responsibility to arrange and pay for any pest inspections and pest control for the Premises that may be necessary in order for Tenant to comply with its obligations hereunder. Landlord, at its sole expense and without any indirect reimbursement therefor, shall cause the utility providers to connect service to the Building. Should any of the equipment or machinery break down, cease to function properly for any cause, or be intentionally turned off for testing or maintenance purposes, Tenant shall have no claim for abatement or reduction of Rent or damages on account of an interruption in service occasioned thereby or resulting therefrom, except to the extent caused by Landlord’s negligence or willful misconduct or that of its agents, employees or contractors, or as otherwise provided in this Lease.

Tenant acknowledges and agrees that securing, arranging for, and paying the cost of, all telephone service to the Premises is the sole responsibility of Tenant, and that Landlord has no responsibility or obligation to provide, arrange for or pay for such telephone services, nor shall Tenant be permitted to install any facilities or equipment outside of the Premises in connection with providing telephone services to the Premises other than any underground utility lines installed for that purpose.

9.	LIABILITY OF LANDLORD

Landlord shall not be liable to Tenant in any manner whatsoever for failure or delay in furnishing any service provided for in this Lease, except as otherwise provided in this Lease or arising from the willful misconduct or negligence of Landlord, its agents, contractors, or employees. Except as aforesaid, (a) no such failure or delay to furnish any service or services by Landlord shall be an actual or constructive eviction of Tenant (unless otherwise permitted by Applicable Laws), (b) shall any such event operate to relieve Tenant from the prompt and punctual performance of each and all of the covenants to be performed herein by Tenant, (c) shall Landlord be liable to Tenant for damage to person or property caused by defects in the cooling, heating, electric, water, elevator or other apparatus or systems or by water discharged from fire protection sprinkler systems, if any, in the Building, or (d) shall Landlord be liable to Tenant for the theft, or loss of any property of Tenant whether from the Premises or any part of the Property. Landlord agrees to make reasonable efforts to protect Tenant from interference or disturbance of third persons including other tenants; however, except as aforesaid, Landlord shall not be liable for any such interference or disturbance whether caused by other tenants or any other third party, nor shall Tenant be relieved from any obligation under this Lease because of such interference, disturbance or breach.

Landlord shall cause all repairs or replacements (for which Landlord is responsible) to be made in a good and workmanlike manner. If Landlord fails after thirty (30) days’ prior written notice from Tenant (or such longer reasonable period of time if such repair or replacement can be made but not within thirty (30) days), or promptly in case of emergency, which shall include, without limitation, continuing damages So the Premises or Building, to proceed with due diligence to make repairs or replacements required of Landlord, the same may be made by Tenant at the expense of Landlord, and the actual reasonable expenses thereof incurred by Tenant shall be forthwith paid to Tenant, together with interest thereon at the rate of ten percent (10%) per annum until paid, after rendition of a bill or statement therefor with detailed backup documentation to evidence the nature of such repair or replacement and the costs therefor. If Landlord disputes the necessity of such repair or replacement or the reasonableness of the cost thereof, if the parties are unable to amicably resolve such dispute within thirty (30) days of Tenant’s submission of a bill or statement therefor to Landlord (and other documentation as aforesaid), then the parties shall select an independent third party general contractor licensed to do business in the State of Georgia and having at least ten (10) years experience in the field of general contracting to determine whether the repair and/or replacement was necessary under the circumstances and whether the costs incurred by Tenant therefor are reasonable. If the parties are unable to mutually agree on the general contractor within such 30-day period, each party shall, within fifteen (15) days after the expiration of such 30-day period, select an independent third party general contractor having the same qualifications as above stated, and if the two (2) contractors are unable to jointly agree upon a resolution to such dispute within fifteen (15) days of their selection, then the two contractors shall select a third general contractor meeting the qualifications set forth above and such third general contractor shall independently determine the outcome of such dispute. The decision of the deciding general contractor(s) shall be binding on Landlord and Tenant.

10.	IMPROVEMENTS, REPAIRS BY LANDLORD

Except as may be specifically set forth in this Lease and any Special Stipulations attached hereto, Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises. Landlord shall, however, repair, maintain and replace (and without any reimbursement by Tenant either directly or indirectly as an Operating Expense) the structural soundness of the roof (including replacement of the roof system), the foundation, floors, Building structure, the exterior walls of the Building and shall replace the motors and compressors in the HVAC systems, except to the extent any damage or other need for repairs, maintenance or replacement to any of the foregoing is caused by Tenant, its agents, employees, visitors or contractors or Tenant’s failure to operate the HVAC systems in accordance with the manufacturer’s recommended specifications. In addition, Landlord shall maintain in good repair all Common Areas, the cost of which shall be paid as Common Area Maintenance Expenses to the extent permitted hereunder. Landlord shall not be required to make any repairs occasioned by the negligence or willful misconduct of Tenant, its agents, employees, subtenant, invitees, customers and licensees or any damage caused by break-in, burglary or other similar acts in or to the Premises as all such damages or losses are to be covered by the insurance required to be maintained by Tenant hereunder and are subject to the waiver of subrogation. In the event the Premises should become in need of repairs or replacements required to be made by Landlord hereunder, Tenant must give prompt written notice to Landlord, and Landlord shall promptly respond to make any such repairs or replacements after receipt of such written notice. Landlord shall have no liability to Tenant for any damage caused by Landlord’s failure to make such repairs if Tenant does not promptly notify Landlord of the need therefor. Tenant hereby expressly acknowledges and agrees that no representations concerning the condition of the Premises, the Building or the Property have been made by Landlord to Tenant, except as may be specifically set forth in this Lease.

11.	LANDLORD’S RIGHT TO ENTER PREMISES

Landlord and its agents, employees and independent contractors shall have the right to enter the Premises at all times in the event of an emergency, and at reasonable hours in a non-emergency to make repairs, additions, alterations, and improvements that are required by this Lease or are otherwise performed with Tenant’s prior written consent; to exhibit the Premises to prospective purchasers, lenders or tenants, but Landlord may enter to exhibit the Premises to prospective tenants only during the last nine (9) months of the Term or following any event of default for as long as such event of default remains uncured; and to inspect the Premises to ascertain that Tenant is complying with all of its covenants and obligations hereunder. Landlord shall also have the right to enter the Premises as aforesaid at reasonable hours to install, maintain, repair and replace pipes, wires, cables, duct work, conduit and utility lines through the Premises. Landlord agrees to use commercially reasonable efforts to minimize any interference with Tenant’s business caused by such entry and not to install such items at a location that adversely affects Tenant’s operations. Landlord shall, except in case of emergency, afford Tenant such prior notification of an entry into the Premises as shall be reasonably practicable under the circumstances. During such time as such work is being carried on in or about the Premises, payments provided herein shall not abate (unless and to the extent the Premises or portion thereof is rendered untenantable solely as a result of such work) and Tenant waives any claim or cause of action against Landlord for damages by reason of interruption of Tenant’s business or loss of profits therefrom because of the prosecution of any such work or any part thereof. Landlord shall have the right during the last nine (9) months of the Term or following an event of default for as long as such event of default remains uncured to place signs on the Premises visible from the exterior of the Premises indicating the Premises is available for lease. Prior to the commencement of Tenant’s business in the Premises, Tenant shall provide, and Landlord shall be entitled to retain throughout the Term, a key to the Premises and necessary security codes or access cards to provide Landlord with access to the Premises for the purpose of exercising Landlord’s rights under this paragraph.

12.	REPAIRS BY TENANT

Except for Landlord’s obligations in Article 10 or otherwise in this Lease, Tenant, during the Term of this Lease or any extension or renewal of this Lease, shall, at its sole cost and expense, make all repairs as shall be reasonably necessary to keep the Premises, and any portion of the Building under Tenant’s exclusive control in good condition and repair, normal wear excepted. Tenant further agrees that all damage or injury of whatever nature done to the Premises by Tenant or by any person in or upon the Premises except Landlord, Landlord’s agents, servants and employees, shall be repaired by Tenant at its sole cost and expense. Notwithstanding the foregoing, Landlord agrees to make all repairs and replacements covered by manufacturers’ warranties held by Landlord or covered by Landlord’s insurance required hereunder. Tenant’s obligations under this paragraph, unless otherwise stated in this Lease, shall include, but shall not be limited to, the repair and replacement of all fixtures installed by Landlord or Tenant in the Premises; water heaters serving the Premises; windows, glass and plate glass, doors, locks, stairs, skylights, any special office entrances, interior walls, ceiling below bar joists, finish work, all interior walls, and floor coverings in the Premises; all heating, ventilation, air conditioning (other than the replacement of motors and compressors), electrical, plumbing, sprinkler and other systems serving the Premises; dock doors, truck doors, and dock bumpers; and all fixtures located within or serving the Premises. Tenant shall, at its sole cost and expense, maintain the Premises, and any portion of the Building under Tenant’s exclusive control, free of rodents, insects and other pests. If requested to do so by Landlord, Tenant shall enter into a pest control maintenance contract with a professional pest control company, to be in effect for the duration of the Term, that shall provide for regularly scheduled pest and insect control treatments within the Premises and any portion of the Building under Tenant’s exclusive control. If Landlord requests that Tenant enter into a pest control maintenance contract, then within thirty (30) days of Tenant’s receipt of such request, Tenant shall provide Landlord with written documentation reasonably acceptable to Landlord that such contract has been entered into. Tenant at its sole cost and expense shall secure from a heating and air conditioning contractor as approved by Landlord, a complete service and maintenance contract which shall provide, among other things, for the changing of filters at least once per calendar quarter, the inspection of the HVAC equipment serving the Premises at least twice per calendar year, including a written report of the condition thereof to Landlord and Tenant, the periodic oiling of equipment where required, the tightening of belts, the filling of pitch pans and the sealing of water leaks; provided, however, the securing of such service contract by Tenant shall not relieve Tenant and Landlord of their obligations to maintain and repair such equipment {except for the repair, maintenance, and replacement of motors and compressors by Landlord, unless such maintenance, repair or replacement is due to the acts or negligence of Tenant, its agents, employees, visitors or contractors or due to Tenant’s failure to operate the HVAC system in accordance with the manufacturer’s recommended specifications) as in this Lease provided. A current copy of the service agreement, or a certificate evidencing same, shall be provided to Landlord; the initial service agreement shall be provided to Landlord within 30 days after the Phase One Commencement Date. If Tenant fails to procure and maintain any such service agreement, Landlord shall have the right, but not the obligation, to immediately or at any time thereafter as long as such default remains uncured perform such obligation on behalf of Tenant, and Tenant shall fully reimburse and compensate Landlord on demand, as Additional Rent, all costs and expenses incurred by Landlord in such performance, including an administrative fee in the amount of ten percent (10%) of the cost of such service. If any repairs required to be made by Tenant hereunder are not made within thirty (30) days after written notice delivered to Tenant by Landlord (or immediately in case of emergency, which shall include, without limitation, continuing damages to the Premises or Building), Landlord may at its option make such repairs without liability to Tenant for loss or damage which may result to its equipment, fixtures, inventory or business by reason of such repairs, and Tenant shall pay to Landlord upon demand as Additional Rent hereunder the cost of such repairs plus an administrative fee of ten percent (10%) of the cost of such repairs. Landlord shall have the right, but not the obligation, from time to time to specify the service contractor which Tenant shall be required to use for the performance of any maintenance or repairs of the Premises or of any system servicing the Premises at competitive rates. The fact that Landlord may elect to so specify a service contractor which Tenant shall be required to use shall not in any way make Landlord liable for any acts or omissions of such service contractor, nor render Landlord liable for any interruption of services to the Premises.

Notwithstanding the foregoing to the contrary, if Landlord elects at any time during the Term of this Lease to enter into an HVAC maintenance contract for all of the HVAC units at the Property, including the HVAC units for the Premises, then in lieu of Tenant’s obligation to maintain a separate HVAC maintenance contract, Tenant agrees to pay to Landlord Tenant’s Proportionate Share of the Building of the cost of such HVAC maintenance contract for the Property as an Operating Expense.

13.	ALTERATIONS

Except for any Permitted Alterations (as defined below), Tenant shall not make any alterations, additions, improvements, or installations to the Premises, or attach any fixtures or equipment thereto, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Any request by Tenant to make any such alterations or additions shall in each instance be accompanied by plans and specifications for such alterations and additions in such detail as Landlord shall reasonably require and prepared by an architect/engineer designated by Landlord. Unless otherwise agreed, all such approved alterations and other improvements shall be made by Landlord at Tenant’s sole expense and shall become the property of Landlord and be surrendered with the Premises upon the expiration of this Lease. However, Landlord may, at Landlord’s option and by written notice at the time such alteration, improvement, decoration or furnishing is approved, require Tenant to remove any or all such alterations, improvements (other than the initial Tenant Improvements), decorations, and furnishings pursuant to this Article only, and repair any damage to the Premises resulting from such alterations, upon the expiration or earlier termination of this Lease. All construction work done by Tenant within the Premises shall be performed in good and workmanlike manner, in accordance with the plans and specifications approved by Landlord, in compliance with all governmental requirements, and in such a manner as to cause a minimum of interference with other tenants in the Building. Tenant agrees to indemnify Landlord and hold Landlord harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish a bond or other security satisfactory to Landlord against any such loss, liability or damage.

Notwithstanding the foregoing, Tenant shall have the right to make non-structural, non-MEP (mechanical, electrical, plumbing) alterations without the consent of Landlord (“Permitted Alterations”), so long as (i) Tenant notifies Landlord in writing of its intention to do such work at least ten (10) days prior to the initiation of such work, (ii) Tenant provides to Landlord a copy of plans and specifications for such work, a construction schedule and a list of contractors and subcontractors, which shall be subject to Landlord’s reasonable approval, (iii) such alterations do not cause excessive loads on the Building and its systems and are not visible from the exterior of the Premises, and (iv) Tenant obtains and furnishes to Landlord required building permits and certificates of occupancy, if any are required. At the time of Landlord’s review of Tenant’s plans and specifications for Permitted Alterations, Landlord will notify Tenant whether or not any of such Permitted Alterations must be removed at the expiration or termination of the Term.

14.	LIENS

Tenant is not authorized to contract for or on behalf of Landlord for work on or the furnishing of materials to the Premises or any other part of the Building. Other than Landlord’s Work, the Tenant Improvements, or other work to be performed by Landlord in this Lease, Tenant shall pay or cause to be paid all costs for work done by or on behalf of Tenant or caused to be done by or on behalf of Tenant on the Premises of a character which will or may result in liens against Landlord’s interest in the Premises, the Building or the Property, or any part thereof and Tenant will keep the same free and clear of all materialmens’, mechanics’ liens and other liens on account of work done for or on behalf of Tenant or persons claiming under Tenant. Except as otherwise provided herein, Tenant hereby agrees to indemnify Landlord for, and defend and hold Landlord harmless from and against all liability, loss, damages, costs or expenses, including reasonable attorneys’ fees, incurred in connection with any claims of any nature whatsoever for work performed for, or materials or supplies furnished to, Tenant or any of its subtenants or other occupants, including lien claims of contractors, laborers, or materialmen. Should any such liens be filed or recorded against the Premises, the Building or the Property with respect to work done for or materials supplied to Tenant or should any action affecting the title thereto be commenced by Tenant’s violation of this Article, Tenant shall cause such liens to be bonded or discharged and released of record within thirty (30) days after notice thereof. If Tenant desires to contest any such claim of lien, Tenant shall nonetheless post a bond or post other adequate security with a court of competent jurisdiction as may be provided by Georgia’s mechanics’ lien statutes. If Tenant shall be delinquent in paying any charge for which such a mechanics’ lien or suit to foreclose such a lien has been recorded or filed and shall not have caused the lien to be bonded or discharged and released of record as aforesaid, Landlord may (but without being required to do so) pay such lien or claim and costs associated therewith, and the amount so paid, together with interest thereon at the rate of ten percent (10%) per annum until repaid, shall be due from Tenant to Landlord as Additional Rent within thirty (30) days of Tenant’s receipt of an invoice therefor.

15.	ASSIGNMENT AND SUBLETTING

Unless otherwise provided herein, Tenant may not, without at least ten (10) business days’ prior written notice to Landlord in accordance with the Notices provision of this Lease, and the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, delayed or conditioned, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises or any part thereof by any party other than Tenant (collectively, an “Assignment”). In the event that Tenant provides Landlord with notice of such proposed Assignment, such notice shall be accompanied by a copy of any and all documents, instruments and agreements pertaining to such transaction reasonably necessary for Landlord to evaluate such proposed Assignment. Whether or not such proposed Assignment is approved by Landlord, Tenant shall reimburse Landlord for its reasonable attorneys’ fees incurred in connection with reviewing any proposed Assignment. Landlord shall have ten (10) business days from its receipt of Tenant’s notice of the proposed Assignment and all other required and reasonably requested information within which to make a decision as to whether or not such proposed Assignment will be approved. At a minimum, without limitation, in each event the following requirements must be satisfied: (a) Tenant shall not be released from any obligations or any liabilities hereunder as a result of any such Assignment; (b) an event of default hereunder at the time it requests Landlord’s consent or on the effective date of the proposed Assignment shall not be occurring; (c) any Assignment or attempted Assignment without Landlord’s consent, unless otherwise provided herein, shall be voidable at Landlord’s option; (d) Landlord shall be provided with such information regarding the name, identity, business reputation and creditworthiness of the proposed assignee or subtenant as Landlord shall reasonably request; and (e) in the case of an assignment of the Lease, Tenant and assignee shall deliver to Landlord a written agreement in form and content reasonably acceptable to Landlord whereby, inter alia, the assignee assumes jointly and severally with Tenant all of the obligations and liabilities of Tenant under this Lease. No sublessee shall have a right further to sublet without Landlord’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, and any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent as aforesaid in the same manner as if Tenant were entering into a new sublease. No sublease, once consented to by Landlord, shall be modified by Tenant without Landlord’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned. Regardless of Landlord’s consent and regardless of whether Landlord consent is required pursuant to the terms hereof, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall both be deemed to be a waiver by Landlord of any provision hereof. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without obtaining its or their consent thereto, and such action shall not relieve Tenant of liability under this Lease. Tenant shall pay Landlord, within thirty (30) days after demand, the amount of Landlord’s out-of-pocket costs incurred in processing each proposed assignment, transfer or sublet (including, without limitation, attorneys’ and other professional fees and costs). Upon Landlord’s receipt of a request by Tenant to assign this Lease or any interest herein or in the Premises or to transfer or sublet the Premises or any part thereof or permit the use of the Premises or any portion thereof by any party other than

Tenant or a Permitted User or a Permitted Transferee, as both are defined below, Landlord shall have the right (but not the legal obligation), at Landlord’s option, to terminate this Lease in writing as to the portion of the Premises proposed to be assigned or sublet, to be exercised within ten (10) business days of Landlord’s receipt of the response and effective thirty (30) days thereafter. Should Landlord elect to terminate the Lease, Tenant shall be relieved of any liability or obligation as to such portion of the Premises beyond the effective date of termination, except for obligations or liabilities which by the terms of this Lease expressly survive termination or expiration. If the aggregate Base Rent paid by a sublessee other than a Permitted User or Permitted Transferee for any portion of the Premises exceeds the sum of Tenant’s Base Rent and Tenant’s costs and expenses actually incurred in connection with such sublease, then fifty percent (50%) of such excess shall be paid to Landlord within fifteen (15) days after such amount is received by Tenant. Unless Landlord expressly agrees in writing to terminate the Lease or Tenant’s obligations hereunder, in no event shall any Assignment, whether approved by Landlord or not, relieve Tenant from its obligations under this Lease. Consent to one Assignment shall not destroy or waive this provision, and all later Assignments shall likewise be made only upon prior written consent of Landlord as provided herein. Assignees shall become liable directly to Landlord for all obligations of Tenant hereunder, without relieving Tenant of or from any liability hereunder.

Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet the Premises or portions thereof without Landlord’s right to terminate this Lease or recapture any portion of the Premises, without Landlord’s consent and without causing a Transfer to occur to any of the following entities (a “Permitted Transferee”) in connection with any of the following events: (a) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (b) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; or (c) in connection with the sale of all or substantially all of the assets of Tenant, provided the subtenant or assignee shall assume in a writing, delivered to Landlord, all of Tenant’s obligations under the Lease effective upon the consummation of the transfer, and Tenant shall give written notice to Landlord of the proposed transfer at least fifteen (15) days in advance of the consummation thereof. In addition, Tenant may without Landlord’s consent, right of termination or recapture or without causing a Transfer to occur hereunder, but with at least fifteen (15) days advance written notice to Landlord, permit a Hitachi entity (“Hitachi”) or any other logistics operator designated by Tenant (other than existing tenants leasing space or negotiating with Landlord to lease space within the Property) to sublet or use portions of the Premises from time to time during the Term (a “Permitted User”).

When Landlord’s consent is required herein as a condition to the proposed Assignment, in determining whether to consent or withhold consent to a proposed Assignment, Landlord and Tenant agree that Landlord may withhold its consent to any proposed Assignment, if (1) the proposed assignee or subtenant proposes to engage in a business in the Premises which is not consistent with the standards of the Building or is not permitted by or would contravene the provisions of this Lease; or (2) the lease to, or use of the Premises or any portion thereof by, such subtenant or assignee will cause Landlord to be in violation of any restrictive use covenants granted by Landlord to any other tenant in the Property in such tenant’s lease or in any ECRs; or (3) in the case of a proposed assignment, the proposed assignee is not reasonably creditworthy or of sufficient financial worth to perform its obligations (financial and otherwise) under this Lease; or (4) the proposed assignee or subtenant is then a tenant in the Property, or is then negotiating with Landlord to become a tenant in the Property, provided, however, it is understood and agreed that the bases set forth above upon which Landlord may reasonably withhold its consent to a proposed

Assignment are not intended, and shall not be construed, to be an exclusive list of reasonable bases upon which Landlord may withhold its consent, and Landlord reserves the right to withhold its consent to any proposed Assignment by virtue of any other reasonable basis.

Upon execution of any sublease or assignment approved by Landlord under this Article, an original, fully-executed counterpart of (the sublease or assignment shall be promptly delivered to Landlord by Tenant.

16.	EMINENT DOMAIN

(a)	If the Premises or any substantial part thereof (defined as 75% or more of the Premises) or a substantial part (defined as 75% or more of the parking area) of the parking area serving the Building shall be taken by any competent authority under the power of eminent domain or be acquired for any public or quasi-public use or purpose (“Taking”) or access to the Building from the right-of-way is terminated as a result of a Taking and Landlord is unable to provide alternate parking facilities or alternate access, which is reasonably acceptable to Tenant, then the Term of this Lease shall cease and terminate upon the date when the possession of said Premises or the part thereof so taken shall be required for such use or purpose (“Vesting Date”) or the date that Landlord determines that alternate parking or access is not available, and without apportionment of the award, and Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease. If the grade of any street or alley adjacent to the Building is changed by any competent authority and such change of grade makes it necessary or desirable to make material modifications to the Building to conform to the changed grade, each party shall have the right to cancel this Lease after having given written notice of cancellation to the other party not less than ninety (90) days prior to the date of cancellation designated in the notice. In the event that less than a substantial part of the Premises is taken but in Tenant’s reasonable opinion it is unable to continue to operate its business in the manner as originally contemplated hereunder notwithstanding its good faith diligent efforts to consolidate its business into the remaining portion of the Premises, then so long as Tenant is then directly leasing the entire Premises and has not subleased any portion thereof other than to a Permitted User, then Tenant can terminate this Lease as of the Vesting Date with prior written notice to Landlord given not less than ninety (90) days prior to the date of cancellation designated in the notice. In addition, in the event the condemnation proceeds or award received by Landlord are not sufficient to restore the remaining portion of the Premises to a complete architectural unit, in Landlord’s and Tenant’s reasonable opinion, or if Landlord’s mortgagee requires the condemnation proceeds or award to be used to pay its debt, and in either event Landlord elects not to fund the deficiency, then either party can terminate this Lease with prior written notice given to the other party not less than ninety (90) days prior to the date of cancellation designated in the notice. If Landlord and Tenant cannot agree as to whether the proceeds or award are sufficient to restore the Premises, then such determination shall be made by an independent general contractor commissioned by and paid for by Landlord and Tenant.

(b)

In the event of any termination of this Lease exercised under subsection (a) above, Rent at the then current rate shall be apportioned as of the date of the termination. To the extent this Lease is not terminated, Landlord shall promptly upon receipt of the condemnation proceeds, and to the extent Landlord’s lender does not require such proceeds to be used to satisfy its debt, restore the unaffected portion of the Premises to a complete architectural unit. All repairs, reconstruction and work required to be performed by Landlord hereunder shall be performed promptly, with due diligence, and in a first class and workmanlike manner. In no event shall Landlord be required to repair or replace Tenant’s merchandise, trade fixtures, furnishings, equipment, or other items of personal property of Tenant.

(c)	In the event of a Taking of less than substantially all of the Premises, then this Lease shall terminate with respect to the portion so taken on the Vesting Date, and the Base Rent and Additional Rent payable hereunder shall be fairly and equitably reduced.

(d)	All compensation awarded or paid in respect of a total or partial taking of the Premises, or any part thereof, shall belong to and be the property of Landlord except that nothing herein shall be construed to preclude Tenant from participating in the proceeding or prosecuting any claim directly against the condemning authority in such condemnation proceeding for moving expenses, any fixtures or equipment owned by Tenant, and the unamortized cost of Tenant’s betterments and improvements paid for by Tenant.

17.	DESTRUCTION OR DAMAGE TO PREMISES

(a)	If the Premises shall be damaged or destroyed in whole or in part by fire, casualty or other causes, Tenant shall immediately notify Landlord, To the extent such damage is covered by the insurance required to be carried by Landlord hereunder, Landlord shall promptly and diligently restore the Premises, to the extent required of Landlord as provided herein, provided that, in Landlord’s reasonable estimation, such repairs can be made within one hundred twenty (120) days after Landlord’s receipt of the insurance proceeds. Landlord’s obligation to restore the Premises under the preceding sentence shall be discharged upon restoration of the Base Building improvements, as defined in the Work Letter, and restoration of the Tenant Improvements, excluding any Tenant’s Work, as defined in the Work Letter (but in no event shall Landlord be required to expend a sum in excess of the amount of the Tenant Improvement Allowance, which shall be prorated in proportion to the number of square feet of net rentable area of the Premises damaged). Tenant shall, upon substantial completion by Landlord, promptly and diligently, and at its sole cost and expense, repair and restore any and all other improvements to the Premises to the condition thereof prior to such destruction or damage.

(b)

If either (i) the Premises cannot be restored, to the extent of the Base Building Improvements and the Tenant Improvements therein, but excluding any Tenant’s Work, within one hundred twenty (120) days after Landlord’s receipt of the insurance proceeds (as determined by an agreement of Landlord and Tenant or if no such agreement can be reached, by an independent general contractor commissioned by and paid for by Landlord and Tenant), or (ii) the Premises shall be damaged or destroyed in the last twelve (12) months of the Term of this Lease (as the same may be extended), then in either event, either party may terminate this Lease as of a date specified in a written notice to the other given within sixty (60) days after the date of such damage or destruction, which date shall not be less than thirty (30) nor more than sixty (60) days after the date such notice is given. In addition, in the event the insurance proceeds received by Landlord are not sufficient to restore the Premises to a complete architectural unit, in Landlord’s and Tenant’s reasonable opinion, or if Landlord’s mortgagee requires the insurance proceeds to be used to pay its debt, and in either event Landlord elects not to fund the deficiency, then either party can terminate this Lease with prior written notice given to the other party not less than ninety (90) days prior to the date of cancellation designated in the notice. If Landlord and Tenant cannot agree as to whether the proceeds are sufficient to restore the Premises, then such determination shall be made by an independent general contractor commissioned by and paid for by Landlord and Tenant. Each party agrees to be responsible for payment of any deductible under its respective insurance policy, which amount each party agrees will not be offset against the amount of the proceeds received under such insurance policy.

(c)	Until the restoration required of Landlord as provided in this Article is complete, there shall be an abatement or reduction of Rent in the same proportion that the square footage of the Premises so damaged or destroyed and under restoration bears to the total square footage of the Premises, unless the damaging event was caused by the negligence or willful misconduct of Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors, in which event there shall be no such abatement unless and to the extent such abatement of Rent is covered by any insurance required to be carried by Landlord hereunder. In no event shall Landlord be required to repair or replace the Tenant’s merchandise, trade fixtures, furnishings, equipment or other items of personal property of Tenant.

(c)	Notwithstanding the foregoing provisions of this Article, if damage to or destruction of the Premises, in excess of thirty percent (30%) of the value of Premises or the Building shall occur within the last year of the Term of this Lease, as the same may be extended as provided hereinafter, the obligation of Landlord to restore Landlord’s Work or the Tenant Improvements in the Premises shall not arise unless (i) Landlord, at its sole option, elects to restore such work; (ii) Landlord, at its sole option, elects to provide Tenant with the opportunity of extending the Term of this Lease for an additional period so as to expire five (5) years from the date of the completion by Landlord of the repairs and restoration to Landlord’s Work; and, (iii) Tenant gives written notice to Landlord within thirty (30) days after Landlord’s request that it agrees to such extension. Such extension shall be on the terms and conditions provided herein, if an option to extend this Lease remains to be exercised by Tenant hereunder, or under the terms prescribed in Landlord’s notice, if no such further extension period is provided for herein. Upon receipt of such notice from Tenant, Landlord agrees to promptly repair and restore Landlord’s Work and the Tenant Improvements in the Premises. Failing such notice to extend, Landlord at its option shall have the right to terminate this Lease as of the date of the damaging event, or to restore Landlord’s Work and the Tenant Improvements in the Premises and the Lease shall continue for the remainder of the then unexpired Term, or until the Lease is otherwise terminated as provided herein.

(d)

In the event of any damage or destruction to the Building or the Premises, Tenant shall, upon notice from Landlord, remove forthwith, at its sole cost and expense, such portion or all of the property belonging to Tenant (other than partitions, fixtures, additions, and similar improvements) from such portion or all of the Building or the Premises as Landlord shall request. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed to secure debt covering the Premises or Building requires that any insurance proceeds be paid to it, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such person, whereupon the Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term. If any such casualty stated in this Article 17 occurs, Landlord shall not be liable to Tenant for inconvenience, annoyance, loss of profits, expenses, or any other type of injury or damage resulting from the repair of any such damage, or from any repair, modification, arranging, or rearranging of any portion of the Premises or any part or all of the Building or for termination of this Lease as provided in this Article 17.

18.	INDEMNIFICATION– Intentionally Omitted.

19.	INSURANCE

(a)	Landlord’s Insurance

(1)	Landlord shall obtain and keep in force (and having the same minimum license, authorization and rating as required in subsection (b) herein) during the Term of this Lease and any extension and renewals thereof, fire and extended coverage insurance on the Building (excluding all tenant improvements, in an amount equal to one hundred (100%) of the actual replacement cost thereof with an agreed amount endorsement.

(2)	Landlord shall also obtain and keep in force during the Term of this Lease such other insurance in such amounts and with such policy provisions as it shall reasonably deem necessary or appropriate and customarily carried by prudent landlords in Douglas County for similar facilities, including without limitation the following: commercial general liability insurance pertaining to the Property and the Common Areas, and bodily injuries, death and property damage arising or occurring therein, and rent loss insurance to cover the base rent amounts payable hereunder for a twelve (12) month period.

(3)	Tenant shall reimburse Landlord upon demand for any increase in the cost of any of Landlord’s insurance pertaining to the Property if said increase is caused by or results solely from Tenant’s use or occupancy of the Premises, the breach of this Lease by Tenant, or the acts, omissions, or negligence of Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors.

(b)	Tenant’s Insurance. During the Term of this Lease, and any extension and renewal thereof, Tenant, at its sole cost and expense, shall carry and maintain the following policies of insurance (on a blanket policy if desired by Tenant) with insurance companies licensed or authorized to do business in the State of Georgia and rated as no less than A-, Class VIII in the current edition of Best’s Guide, insuring Tenant, Landlord and any lender of record encumbering the Premises if requested by Landlord (with the exception of Workers Compensation and Business Interruption as to Landlord and any lender), and shall deliver to Landlord a certificate of insurance evidencing such coverage both prior to taking possession of the Premises and annually thereafter:

(1)	Fire and extended coverage insurance, including property insurance on the Special or All-Risk Form (including theft, sprinkler leakage, boiler and machinery insurance), covering all tenant improvements (including the Improvements), Tenant’s personal property, trade fixtures, inventory and equipment located in the Premises, including but not limited to the water heaters and the heating, ventilation and air conditioning system serving the Premises, whether such water heaters or the component parts of such system are located within or outside the Premises; the components of the electrical, plumbing, sprinkler and other utility systems serving the Premises that are located within the Premises, together with all wiring, cabling and pipes that connect such systems to the source of such utility located in the Building; all windows, glass and plate glass, doors, locks, stairs, skylights, entrances, interior walls, ceiling below bar joists, finish work, and floors and floor coverings located in the Premises; and the dock doors, truck doors, and dock bumpers serving the Premises, in an amount equal to the full replacement cost of all items. Said All-Risk policy is to have a maximum deductible of $100,000.00.

(2)	Commercial General Liability Insurance on an occurrence form including Premises operations, products/completed operations, hazard and contractual coverage with limits of no less than $1,000,000 per occurrence, $2,000,000 General Aggregate, $2,000,000 Completed Operations Aggregate, and an umbrella policy with limits of no less than $3,000,000 per occurrence and $3,000,000 General Aggregate.

(3)	Workers’ Compensation Insurance with liability limits required by the laws of the state in which the Premises are located and employer’s liability coverage.

(4)	Business Interruption Insurance in amounts sufficient to pay for Tenant’s expenses and lost income attributable to perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils.

Such insurance certificate shall, to the extent permitted by law, name Landlord and its property manager and any lender of record encumbering the Premises if requested by Landlord as additional insureds or loss payees, as applicable, and provide for thirty (30) days’ prior written notice to Landlord and its asset and property manager before any modification or termination of said insurance. The above-referenced insurance for (1) and (2) shall be considered primary and non-contributory with or secondary to coverage provided by Landlord. Landlord reserves the right to require of Tenant reasonable and customary additional coverage and increased limits carried by prudent landlords in Douglas County for similar facilities, not more frequently than every three (3) years as industry standards change. Should Tenant engage the services of a contractor, Tenant will make certain that such contractor carries commercial general liability insurance and will name Landlord and its asset and property manager as additional insureds.

(c)

Waiver of Subrogation. Landlord and Tenant shall each have included (so long as commercially reasonable and obtainable) in all policies of all risks, fire, extended coverage, business interruption and other property insurance respectively obtained by them covering the Premises, the Building and contents therein, a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other (and any officers, directors, partners, employees, agents, and representatives of the other) for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery.

(d)	Intent of Parties. Notwithstanding anything contained herein to the contrary, it is the intent of the parties and each party agrees that both parties will look to the insurance required to be carried hereunder for the respective loss, damage or injury regardless of fault or cause prior to bringing a claim against the other party or such other party’s insurance.

20.	DAMAGE OR THEFT OF PERSONAL PROPERTY

Tenant agrees that all personal property brought into the Premises shall be at the risk of Tenant only and that Landlord shall not be liable for the loss thereof or any damages thereto occasioned from any act of any co-tenant, or other occupants of the Property or any other person.

21.	HAZARDOUS MATERIALS

Tenant agrees that Tenant, its agents and contractors, licensees, or invitees shall not handle, use, manufacture, store or dispose of any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives (collectively “Hazardous Materials”) on, under, or about the Premises or the Property, without Landlord’s prior written consent (which consent shall not be unreasonably withheld as long as Tenant demonstrates and documents to Landlord’s reasonable satisfaction (i) that such Hazardous Materials (A) are necessary or useful to Tenant’s business; and (B) will be used, kept, and stored in compliance with all Environmental Laws relating to any Hazardous Materials so brought or used or kept in or about the Premises or the Property; and (ii) that Tenant will give all required notices concerning the presence in or on the Premises or the Property or the release of such Hazardous Materials from the Premises provided that Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paint, paint remover, and the like), provided further that Tenant shall handle, store, use and dispose of any such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises or the environment. As to Tenant’s use and operations at the Premises, Tenant shall comply with all federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”). Tenant further agrees that Tenant will not discharge, release, or otherwise dispose of any Hazardous Materials into the groundwater under the Premises. If Tenant shall at any time fail to comply with this paragraph. Tenant shall immediately notify Landlord in writing of such noncompliance. As defined in Environmental Laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant’s insurance, if any is carried at Tenant’s sole election, insuring against claims of the type dealt with in this Article shall be considered primary coverage for claims against the Premises and underlying land arising out of or under this paragraph. Tenant shall not install any underground or above ground storage tanks on the Premises or Property. In performing any alterations of the Premises permitted by the Lease, Tenant shall not install any Hazardous Material in the Premises without the specific consent of Landlord. Any increase in the premiums for necessary insurance on the Property that arises from Tenant’s use and/or storage of Hazardous Materials shall be solely at Tenant’s expense. Tenant shall procure and maintain, at its sole expense, such additional insurance as may be necessary to comply with any insurance requirement of any Federal, State or local governmental agency with jurisdiction pertaining or related to Tenant’s use of the Premises. If Landlord, in its sole discretion, believes that the Premises or the environment have become contaminated with Hazardous Materials by Tenant, its subtenants, occupants, employees, agents, or contractors, that must be removed under any applicable Environmental Law, Landlord, in addition to its other rights under this Lease, may enter upon the Premises and obtain samples from the Premises, including without limitation the soil and groundwater under the Premises, for the purposes of analyzing the same to determine whether and to what extent the Premises or the environment have become so contaminated. Tenant shall reimburse Landlord for the costs of any inspection, sampling and analysis that discloses contamination for which Tenant is liable under the terms of this Article. Tenant may not perform any sampling, testing, or drilling to locate any Hazardous Materials on the Premises without Landlord’s prior written consent.

Without limiting the above, Tenant shall reimburse, defend, indemnify and hold Landlord harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, and any loss of rental income, loss due to business interruption, and attorneys’ fees and costs, arising out of or in any way connected with the use, manufacture, storage, or disposal of Hazardous Materials by Tenant, its subtenants, occupants, employees, agents, contractors or invitees (collectively “Tenant Parties”) on, under or about the Premises including, without limitation, the costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection herewith, whether voluntary or compelled by governmental authority. The indemnity obligations of Tenant under this clause shall survive any termination of this Lease. At Landlord’s option, Tenant shall perform any required or necessary investigation, repair, cleanup, or detoxification of the Premises arising from Tenant’s or its subtenants’, occupants’, employees’, agents’, or contractors’ breach of the provisions of this Article. In such case, Landlord shall have the right, in its sole discretion, to approve all plans, consultants, and cleanup standards. Tenant shall provide Landlord on a timely basis with (i) copies of all documents, reports, and communications with governmental authorities; and (ii) notice and an opportunity to attend all meetings with regulatory authorities. Tenant shall comply with all notice requirements and Landlord and Tenant agree to cooperate with governmental authorities seeking access to the Premises for purposes of sampling or inspection. No disturbance of Tenant’s use of the Premises resulting from activities conducted pursuant to this paragraph or arising from Tenant’s breach of the provisions of this Article shall constitute an actual or constructive eviction of Tenant from the Premises (unless otherwise permitted by Applicable Laws).

It shall not be unreasonable for Landlord to withhold its consent to any proposed Assignment if (i) the proposed assignee’s or sublessee’s anticipated use of the Premises involves the generation, storage, use, treatment or disposal of Hazardous Materials other than customary office and household products which are used in compliance with applicable Environmental Laws; (ii) the proposed assignee or sublessee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property, if the contamination resulted from such assignee’s or sublessee’s actions or use of the property in question; or (iii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

Tenant’s obligations under this Article shall survive the expiration or earlier termination of this Lease.

Landlord shall deliver the Premises to Tenant in compliance with all Applicable Laws, including but not limited to Environmental Laws, as of the respective Commencement Dates. Tenant shall not be responsible for any direct or indirect payments by Operating Expenses or otherwise for any contamination, investigation or remediation caused by any person or entity other than Tenant Parties.

22.	LANDLORD’S LIEN WAIVER

Landlord hereby waives any lien it may now or in the future have at law or otherwise in and to Tenant’s furniture, fixtures, equipment and inventory (“Tenant Property”) at the Premises and upon request by Tenant, Landlord agrees to enter into an agreement reasonably satisfactory to Landlord and any lender or lessor of the Tenant Property confirming this waiver.

23.	RELOCATION [Intentionally Omitted]

24.	SUBORDINATION AND ATTORNMENT

(a) Tenant agrees that this Lease and all rights of Tenant hereunder will be subject and subordinate to the Prime Lease. In connection with execution of the Prime Lease, Landlord shall obtain for Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) from the Development Authority on terms reasonably acceptable to Tenant. Landlord will also obtain an SNDA from the Development Authority for Hitachi and shall use commercially reasonable efforts to obtain an SNDA from the Development Authority for any other Permitted User subleasing in excess of twenty-five percent (25%) of the rentable square feet of the Building on the Development Authority’s standard form. Landlord also agrees to enter into an agreement with Hitachi or any other Permitted User subleasing in excess of twenty-five percent (25%) of the rentable square feet of the Building, on terms reasonably acceptable to Landlord, not to disturb Hitachi’s or such Permitted User’s possession of the portion of the Premises subleased by Hitachi or such Permitted User in the event of a default by Tenant hereunder and termination of this Lease. Landlord agrees that the Prime Lease SNDA may provide that if Landlord, as lessee, should default beyond applicable notice and cure periods under the Prime Lease, which default results in a termination by the Development Authority of the Prime Lease or would result in an elimination of the Tax Savings for the Property, then, at Tenant’s option, Tenant shall be entitled to terminate this Lease and enter into a direct lease with the Development Authority for the Premises. Provided Landlord provides Tenant with an SNDA from existing and future mortgagees (including, without limitation, leasehold mortgagees) and holders of superior leasehold interests, reasonably acceptable to Tenant, then Tenant also further agrees that this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any other ground or underlying lease which may now or hereafter be in effect regarding the Property or any component thereof, to any mortgage now or hereafter encumbering the Premises or the Property or any component thereof, to all advances made or hereafter to be made upon the security of such mortgage, to all amendments, modifications, renewals, consolidations, extensions and restatements of such mortgage, and to any replacements and substitutions for such mortgage.

(b) Landlord hereby agrees to obtain for Tenant an SNDA from its current mortgagee, Wachovia Bank, National Association (“Wachovia”), on a form reasonably acceptable to Tenant, the basic form of which has been and is currently under negotiation between Tenant and Wachovia, and to use commercially reasonable efforts to obtain an SNDA from Wachovia on Wachovia’s standard form for Hitachi for any other Permitted User subleasing in excess of twenty-five percent (25%) of the rentable square feet of the Building. Landlord also agrees to obtain for Tenant and to use commercially reasonable efforts to obtain for Hitachi and any other Permitted User subleasing in excess of twenty-five percent (25%) of the rentable square feet of the Building, a commercially reasonable SNDA from any future mortgagee (including, without limitation, leasehold mortgagees), including Wachovia and holders of superior leasehold interests, on such lenders’ forms, subject to any modifications reasonably negotiated by Tenant. Tenant, however, upon request of any party in interest, shall execute promptly such instrument or certificates as may be reasonably required to carry out the intent hereof, whether said requirement is that of Landlord or any other party in interest, including, without limitation, any mortgagee. The term “mortgage” as used in this Lease includes any deed to secure debt, security deed, and any deed to any other method of financing or refinancing. The term “mortgagee” as used in this Lease refers to the holder(s) of the indebtedness secured by a mortgage.

(b) If any mortgagee or lessee under a ground or underlying lease elects to have this Lease superior to its mortgage or lease and signifies its election in the instrument creating its lien or lease or by separate recorded instrument, then this Lease shall be superior to such mortgage or lease, as the case may be.

(c) In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage covering the Premises or the Property or any portion thereof, or in the event the interests of Landlord under this Lease shall be transferred by reason of deed in lieu of foreclosure or other legal proceedings, or in the event of termination of any lease under which Landlord may hold title, Tenant shall, at the option of the transferee or purchaser at foreclosure or under power of sale, or the lessor of Landlord upon such lease termination, as the case may be (sometimes hereinafter call “such person”), attorn to such person and shall recognize and be bound and obligated hereunder to such person as Landlord under this Lease. Tenant agrees to execute any reasonable SNDA not in conflict with the provisions of this Article requested by Landlord, the mortgagee or such person. In such event, Tenant’s obligation to attorn to such person shall survive the exercise of any such power of sale, foreclosure or other proceeding. Tenant and Landlord agree that the institution of any suit, action or other proceeding by any mortgagee to realize on Landlord’s interest in the Premises or the Building pursuant to the powers granted to a mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or termination of the obligations of Tenant hereunder. Landlord and Tenant agree that notwithstanding that this Lease is expressly subject and subordinate to any mortgages, subject to the terms hereof, any mortgagee, its successors and assigns, or other holder of a mortgage or of a note secured thereby, may sell the Premises or the Building, in the manner provided in the mortgage and shall make such sale of the Premises or Building subject to this Lease subject to the terms of the SNDA.

25.	ESTOPPEL CERTIFICATE

Upon Landlord’s or Tenant’s request, the other party shall execute and deliver to the requesting party, within fifteen (15) days from receipt of said request, a statement in writing certifying that this Lease is in full force and effect, setting forth the dates to which the Rent and any other charges have been paid, and certifying to such other facts and containing such other information as may reasonably be required by Tenant, an entity having a business financial interest with Tenant Landlord, any mortgagee, proposed mortgagee, purchaser or assignee, and such statements so delivered may be relied upon by any entity requiring the status of this Lease, or a prospective purchaser of, or by any holder or prospective holder of a mortgage or other security interest in the Building. The failure to deliver such statements within such time shall constitute a default hereunder.

26.	DEFAULT

(a) The occurrence of any of the following shall constitute an event of default hereunder by Tenant:

(i)	The Rent payable under this Lease or any sum of money due hereunder is not paid within five (5) days of when due, and such Rent is not paid within five (5) business days after notice from Landlord; provided, however, that Landlord shall not be required to provide Tenant with notice and the five (5) business day cure period set forth in this subparagraph more than twice in any twelve (12) month period, and the third and each subsequent failure of Tenant to pay Rent or any other sum of money due hereunder within five (5) days of when due shall immediately constitute an event of default hereunder.

(ii)	To the extent not prohibited by law, Tenant files any petition for debt relief under any paragraph or chapter of the national or federal bankruptcy code or any other applicable federal or state bankruptcy, insolvency or other similar act.

(iii)	Any petition is filed against Tenant under any section or chapter of the national or federal bankruptcy code or any other applicable federal or state bankruptcy, insolvency or other similar act, and such petition is not dismissed within one hundred twenty (120) days after the date of such filing.

(iv)	Tenant shall become insolvent or transfer property to defraud creditors.

(v)	Tenant shall make an assignment for the benefit of creditors.

(vi)	A receiver is appointed for any of the assets of Tenant or any guarantor of the Lease, and such receiver is not removed within one hundred twenty (120) days of Tenant’s receipt of notice from Landlord to obtain such removal.

(vii)	A lien is filed against the Premises, Building or Property, or Landlord’s estate therein, by reason of any work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant (other than work performed by Landlord) or anyone holding the Premises by, through or under Tenant, and Tenant fails to cause the same to be vacated and canceled of record, or bonded off in accordance with the provisions of this Lease, within thirty (30) days after Tenant’s receipt of written notice of the existence of such lien from Landlord.

(viii)	Tenant fails to observe, perform and keep each and every one of the covenants, agreements, provisions, stipulations and conditions contained in this Lease to be observed, performed and kept by Tenant, including without limitation the “Rules and Regulations” for the Property of which the Premises is a part, and unless otherwise specified herein, Tenant persists in such failure for thirty (30) days (except for a monetary default as provided in Paragraph 26(a) above) after receipt of notice by Landlord requiring that Tenant correct such failure; provided, that in the event any such failure is not reasonably susceptible of cure within such thirty (30) day period, Tenant shall have a reasonable time to cure such failure, provided Tenant commences cure as soon as is reasonably possible, and prosecutes such cure diligently to completion (but in no event beyond ninety (90) days after Landlord notifies Tenant of such default).

(b) If Landlord fails to comply with any or all of its duties and obligations as set forth in this Lease for a period of thirty (30) days after notice thereof from Tenant to Landlord, or such longer period of time if such failure to comply can be remedied but not within thirty (30) days, then in addition to such other rights and remedies as may be available to Tenant under this Lease, or at law, in equity or otherwise, Tenant shall have the right, but not the obligation, to cure such failure. Notwithstanding the foregoing, if, in Tenant’s reasonable judgment, an emergency shall exist, which emergency if not addressed immediately shall render the Premises or portion thereof wholly untenantable or shall subject Tenant’s employees to imminent bodily danger, then Tenant may cure such default upon such prior notice to Landlord as may be reasonable under the emergency circumstances. Any performance by Tenant of an obligation of Landlord shall not be construed as a modification or waiver of any provision of this Lease, and said obligation shall remain the obligation of Landlord. Landlord shall within thirty (30) days of its receipt of a bill or statement for Tenant’s costs under this subsection (b) along with detailed documentation to evidence the nature of Tenant’s action and the detailed costs therefor, reimburse Tenant for the costs incurred by Tenant in performing any of Landlord’s obligations hereunder together with interest at the rate of ten percent (10%) per annum until paid, unless within such 30-day period, Landlord notifies Tenant in writing that it reasonably disputes Tenant’s actions or the reasonableness of such charges. If Landlord fails to provide Tenant such written notice within such 30-day period, then if Landlord also fails to pay the amounts billed by Tenant under this Section (b) within the foregoing 30-day period, Tenant may pursue any and all legal action against Landlord as may be permitted at law or in equity, but in no event shall Tenant offset any Rent payable hereunder. Landlord agrees to provide Tenant with copies of any default notice Landlord receives from the Development Authority relating to a default by Landlord under the Prime Lease. Landlord agrees that it shall comply with all terms and conditions applicable to Landlord, as lessee, under the Prime Lease.

27.	REMEDIES

Upon the occurrence of an event of default by Tenant, Landlord shall have the option to do and perform any one or more of the following:

(a)

Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant shall fail to do so, Landlord may, without notice and prejudice to any other remedy available, enter and take possession of the Premises and remove Tenant, or anyone occupying the Premises, and its effects, in accordance with Applicable Law, without being liable to prosecution or any claim for damages. In the event of termination of this Lease, Tenant shall be responsible to Landlord for (i) all payments due under this Lease prior to the date of termination, (ii) all costs incurred by Landlord in connection with such termination, and (iii) the entire amount of Rent and other charges due hereunder for the remainder of the Term, less the then fair market rental value of the Premises for the remainder of the Term, with such difference discounted to its present value by using a discount factor of 6%, and (iv) all other damages which Landlord may suffer or otherwise be entitled to recover by reason of such termination. Such amount shall be paid by Tenant to Landlord immediately upon demand by Landlord and shall constitute liquidated damages and not a penalty or forfeiture (Tenant and Landlord agree that the actual damages are impossible to ascertain and that the amount described above is a reasonable estimate thereof). If Landlord elects to terminate this Lease, Tenant’s liability to Landlord for damages as aforesaid shall survive such termination.

(b)	Landlord may correct such default, and Tenant shall reimburse Landlord, upon demand, for the cost incurred by Landlord in curing such default. Without limiting the generality of the foregoing, Landlord may enter upon the Premises in accordance with Applicable Law, without being liable for prosecution or any claim of damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses including, without limitation, reasonable attorneys’ fees which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease together with interest at the rate often percent (10%) per annum until paid, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or intentionally willful acts of Landlord, its agents, employees or contractors.

(c)	Landlord may terminate Tenant’s right of possession of the Premises without terminating this Lease, and enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, by entry, dispossessory suit, or otherwise in accordance with Applicable Law, without thereby releasing Tenant from any liability hereunder. Tenant shall remain liable for the payment of all Rent accruing after any writ of possession as to the Premises is issued to Landlord less any rent collected by Landlord from a subsequent tenant(s). In the event that Landlord relets the Premises, Landlord may make any reasonable alterations or refurbish the Premises, or both, or change the character or use of the Premises. Landlord may relet all or any portion of the Premises, alone or in conjunction with other portions of the Building, for a term longer or shorter than the Term of this Lease, at a rental rate other than that provided in this Lease, and upon such other terms (including the granting of concessions) as Landlord reasonably determines to be acceptable. If Landlord elects to reenter and relet all or any portion of the Premises, Landlord shall apply the rent so collected as follows:

(1)	first, to any amount due hereunder other than Rent;

(2)	second, to the payment of costs and expenses of such reletting;

(3)	third, to the payment of Rent;

(4)	fourth, the remainder shall be held and applied to any other costs, including, without limitation, future Rent due hereunder.

In no event shall Tenant be entitled to any rentals received by Landlord in excess of the amounts due by Tenant hereunder. No such reentry or taking possession of the Premises shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. Tenant shall remain fully liable to Landlord for the deficiency between any rent collected as a result of reletting and the Rent and other sums that are owed from Tenant to Landlord under this Lease. Landlord shall have the right to rent any other available space in the Building before reletting or attempting to relet the Premises.

(d)	In addition to all other sums that are owed by Tenant to Landlord under this Lease, upon such event of default, Tenant shall become liable for any costs incurred by Landlord under this Lease for the completion of any improvements to the Premises, and any real estate commissions paid by Landlord for this Lease to the extent such items are specifically allocable to Tenant’s default and are not customarily charged to a succeeding tenant (collectively “Landlord’s Costs”). In such event, the entire amount of the Landlord’s Costs shall be amortized evenly over the Term, then in addition to all of Landlord’s other remedies available under this Lease, Tenant shall also be liable to Landlord for the portion of the Landlord’s Costs that remains amortized but unpaid (and not otherwise collected from a subsequent tenant(s)) between the date of such default and the expiration of the Term of this Lease.

(e)	The rights and remedies of Landlord and Tenant under this Lease as well as those provided or accorded by law, shall unless expressly provided in this Lease, be cumulative, and shall not be exclusive of any other rights or remedies hereunder or allowed by law. No delay in enforcing the provisions of this Lease or any waiver by either party of any breach or breaches, default or defaults, of the other hereunder shall be deemed or construed to be a continuing waiver of such breach or default nor as a waiver of or permission, expressed or implied, for any subsequent breach or default, and it is agreed that the acceptance by Landlord of any installment of Rent subsequently to the date the same should have been paid hereunder, shall in no manner alter or affect the covenant and obligation of Tenant to pay subsequent installments of Rent promptly upon the due date thereof. No receipt of money by Landlord after the termination of this Lease in any manner shall reinstate, continue or extend the term above demised.

(f)	Notwithstanding any provisions in this Lease to the contrary, in no event shall either party be liable to the other for consequential, incidental or similar damages.

28.	EFFECT OF TERMINATION OF LEASE

No termination of this Lease prior to the normal ending thereof by lapse of time or otherwise shall affect Landlord’s right to collect sums due hereunder for the period prior to termination thereof plus all sums Landlord is entitled to recover pursuant to the terms of Article 27 above.

29.	ATTORNEYS’ FEES

In the event that Landlord should retain counsel without instituting suit against Tenant for violation of or to enforce any of the covenants or conditions of this Lease, then in addition to being obligated for the payment of all sums owed, Tenant shall be obligated for the payment of all reasonable attorneys’ fees incurred by Landlord plus all reasonable and ordinary costs of collection. If litigation is instituted by either party or should either party intervene in any suit in which the other party is a party to enforce or protect its interest or rights hereunder, the non-prevailing party in such matter shall be obligated for the payment of all reasonable attorneys’ fees incurred by the prevailing party plus all reasonable and ordinary costs of collection. If the action is settled as opposed to a final determination in the proceeding, the costs referred to in this Article shall be resolved in the settlement. In no event shall either party be liable for any attorneys’ fees permitted under O.C.G.A. § 13-1 -11 and to the extent either party is eligible for such sums, such party hereby waives same.

30.	QUIET ENJOYMENT

Landlord represents and warrants that (a) it has the full right and authority to enter into this Lease, (b) to the best of Landlord’s knowledge, it is not in default under the Declarations, or under any mortgage or similar agreement encumbering the Building, underlying land or Property (or but for notice or the passage of time or both would there be a default); (c) Landlord is not insolvent or a party as a debtor in any state or federal proceeding; and, (d) Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or disturbance from Landlord, subject to the terms and provisions of this Lease.

31.	SURRENDER OF PREMISES

(a)	On expiration or termination of this Lease, Tenant shall surrender to Landlord the Premises in as good condition as the Premises existed at the initial commencement dates thereof by Tenant, ordinary wear and tear and damage by the elements excepted. Tenant shall perform all restoration made necessary by the removal of Tenant’s personal property and any alterations, additions, improvements, installations and business trade fixtures prior to the expiration or termination of this Lease. Tenant shall remove all trash and rubbish and leave the Premises in a broom cleaned and sanitary condition. Tenant shall return the keys to Landlord on or before the expiration or termination of this Lease by overnight mail/courier requiring signature of the recipient. Notwithstanding any other provision in this Lease to the contrary, in no event shall Tenant be required to remove any improvements from the Premises that were constructed for or on behalf of Tenant by Landlord, except as may be provided in Article 13 with respect to alterations which Landlord is entitled to require Tenant to remove provided Landlord notifies Tenant in writing of such removal requirement as provided in such Article 13.

(b)	If Tenant fails to surrender the Premises to Landlord on the expiration or termination of this Lease as required by above, Tenant shall hold Landlord harmless from all damages resulting from Tenant’s failure to surrender the Premises other than consequential, incidental or similar damages arising therefrom.

32.	HOLDING OVER

In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy -at-sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis prorated as to Rent for any partial months during any such holdover) equal to 200% of the sum of the Base Rent due for the month immediately preceding the first month of such holding over plus all Additional Rent due during such period, provided that in no event shall Base Rent and Additional Rent during the holdover period be less than the then fair market rental for the Premises. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Term of this Lease shall be construed to extend the Term, to create a tenancy-at-will under Georgia law or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise.

33.	REMOVAL OF TENANT’S PROPERTY

Tenant shall prior to the expiration of this Lease, or any extension thereof, remove all unattached and movable personal property and equipment (including, without limitation, all racking and storage systems) which Tenant has placed in the Premises, (but in no event any improvements constructed for or on behalf of Tenant by Landlord) and Tenant shall repair all damages to the Premises caused by such removal. Unless otherwise agreed to in writing by Landlord and any lender or lessor of same, all personal property of Tenant remaining on the Premises after the end of the Term shall be deemed conclusively abandoned, notwithstanding that title to or a security interest in such personal property may be held by an individual or entity other than Tenant, and Landlord may dispose of such personal property in any lawful manner it deems proper, in its reasonable discretion, and Tenant shall reimburse Landlord for the cost of removing such personal property. Tenant hereby waives and releases any claim against Landlord arising out of the removal or disposition of such personal property, and Tenant hereby agrees to indemnify and hold Landlord harmless from and against the claims of all third parties resulting from such removal. Tenant’s obligations under this paragraph shall survive the expiration or earlier termination of this Lease.

34.	NOTICES

Any notice or other communication required or permitted to be given under this Lease must be in writing and sent by either certified United States Mail, return receipt requested, or by receipted overnight delivery service to the addresses for Landlord and Tenant stated below. Notice effected by overnight delivery service shall be deemed to have been given upon the earlier of (a) actual receipt or (b) refusal thereof (which shall include vacating or abandoning said address without providing a new or forwarding address to the other party). Any notice sent by certified mailed shall be deemed to have been given upon the earlier of (a) actual receipt or (b) refusal thereof (which shall include vacating or abandoning said address without providing a new or forwarding address to the other party). Either party shall have the right to change its address to which notices shall thereafter be sent, and the party to whose attention such notice shall be delivered, by giving the other party notice thereof in accordance with the provisions of this paragraph. Until such time as either party shall change its address for notices, notices shall be forwarded as follows:

To Landlord:	Carter New Manchester Building One, L.L.C. c/o Carter & Associates Enterprises, Inc. 1275 Peachtree Street, N.E. Atlanta, Georgia 30309 Attention: Property Manager, Carter New Manchester

To Tenant:	JVC Americas Corp. 1700 Valley Road Wayne, New Jersey 07470 Attention: President

With a copy to:	Harvey D. Mitnick, General Counsel JVC Americas Corp. 1700 Valley Road Wayne, New Jersey 07470

35.	AGENCY DISCLOSURE

Carter & Associates Enterprises, inc., a Georgia corporation (“Landlord’s Broker”) has represented Landlord in this transaction, and Trammell Crow Services, Inc., a Delaware corporation (“Tenant’s Broker”), has represented Tenant in this transaction (Landlord’s Broker and Tenant’s Broker are collectively referred to herein as “Broker”), and Broker will be compensated by Landlord by separate agreement. Landlord and Tenant (each of which is an “Indemnifying Party” hereunder) represent to each other that they have dealt with no broker, agent or finder in connection with this transaction other than Broker. Each Indemnifying Party hereby indemnifies the other party and agrees to hold such other party harmless from and against any and all claims, causes, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorneys’ fees and court costs) in connection with any claim for commission, fees, compensation or other charge relating in any way to this agreement, or to the consummation of the transactions contemplated hereunder, which may be made by any person, firm or entity, other than Broker, based upon any agreement made or alleged to have been made by such Indemnifying Party or its agent or representative, or the conduct or the alleged conduct of such Indemnifying Party or its agent or representative. The provisions of this paragraph shall survive termination or expiration of the Lease. Landlord hereby discloses, and Tenant hereby acknowledges, that certain principals of Landlord are licensed real estate brokers under the laws of the State of Georgia but are acting as principals, and not as brokers, in this transaction. This disclosure is made pursuant to Rule 520-1-08 of the Georgia Real Estate Commission. Landlord also hereby discloses, and Tenant hereby acknowledges, that Landlord and Landlord’s Broker are affiliates.

36.	EXCULPATION OF LANDLORD

(a)	LANDLORD’S OBLIGATIONS AND LIABILITY TO TENANT WITH RESPECT TO THIS LEASE SHALL BE LIMITED SOLELY TO, AS APPLICABLE, (I) LANDLORD’S INTEREST IN THE BUILDING, UNDERLYING LAND, AND THE PROCEEDS OF THE BUILDING AND LAND AFTER PAYMENT OF ALL DEBT SERVICE TO LANDLORD’S LENDER OR (II) LANDLORD’S LEASEHOLD INTEREST IN THE PRIME LEASE, AND NEITHER LANDLORD NOR ANY JOINT VENTURES (IF ANY), MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES OR SHAREHOLDERS OF OR IN LANDLORD SHALL HAVE ANY PERSONAL LIABILITY WHATSOEVER WITH RESPECT TO THIS LEASE. TENANT AGREES THAT TENANT SHALL LOOK SOLELY TO, AS APPLICABLE, (I) LANDLORD’S INTEREST IN THE BUILDING, UNDERLYING LAND AND THE PROCEEDS OF THE BUILDING AND LAND AFTER THE PAYMENT OF ALL DEBT SERVICE TO LANDLORD’S LENDER, OR (II) LANDLORD’S LEASEHOLD INTEREST IN THE PRIME LEASE, FOR THE SATISFACTION OF ANY CLAIM, JUDGMENT OR DECREE REQUIRING THE PAYMENT OF MONEY BY LANDLORD BASED ON ANY DEFAULT HEREUNDER, AND NO OTHER PROPERTY OR ASSETS OF LANDLORD, ITS AFFILIATES, SUCCESSORS, MEMBERS, PARTNERS, SHAREHOLDERS, SUBSIDIARIES, OR ASSIGNS, SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER ENFORCEMENT PROCEDURES FOR THE SATISFACTION OF ANY SUCH CLAIM, JUDGMENT, INJUNCTION OR DECREE.

(b)	In no event shall the provisions of this Article be deemed to release any insurance company that would otherwise have liability hereunder.

/s/ Illegible	Landlord’s initials	/s/ Illegible	Tenant’s initials

37.	PARKING

Subject to the Rules (as defined in Article 42 below), Tenant shall have the right to use (i) a minimum of one hundred (100) car parking spaces and (ii) additional truck parking spaces in the parking facilities contiguous to the Building and as shown on the Site Plan. Tenant shall use the parking facilities in common with other tenants of the Building. Cars and trucks will be permitted to be parked overnight in the outside parking areas. Tenant shall not at any time park or permit the parking of Tenant’s vehicles, or the vehicles of others, adjacent to loading areas or in the Common Areas so as to interfere in any way with the use of such areas. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord reserves the right in its reasonable discretion to determine whether the parking facilities are becoming overburdened by Tenant and, in such event, to allocate parking spaces among Tenant and other tenants, if any. Tenant’s trucks shall not interfere with other tenants’ access to their premises or the Common Areas. Tenant shall not park or permit to be parked any inoperative or abandoned vehicles or equipment on any portion of the parking or loading areas. If any abandoned vehicles are discovered by Landlord to exist anywhere in the Property, Landlord shall have the right to remove same from the Property in accordance with the terms of O.C.G.A. §40-11-1, et seq.

38.	SIGNAGE:

Subject to the ECRs, Landlord’s prior approval, which shall not be unreasonably withheld or delayed, and compliance with all Applicable Laws, Tenant shall have the right to install, at Tenant’s sole cost and expense, non-illuminated letters, numerals, sign cuts and logos upon one plaque to be mounted on the Building facade, and/or on a monument, if any, at or immediately adjacent to the Premises. Tenant shall have the right to place, at Tenant’s sole cost and expense, lettering upon the plate glass entrance doors of the Premises; provided, however, that the letterings will not exceed four inches in height and shall be subject to the reasonable approval of Landlord. Tenant agrees that no other signs of any description shall be erected or painted in or about the exterior of the Premises or the Building. Tenant shall at all times keep the sign in good condition and in accordance with all applicable government regulations. Except for the wall sign hereinabove referred to, Tenant shall not place on the exterior of the Premises, any sign or canopy, of any kind, it being understood that except for said wall sign Landlord reserves the sole use of the exterior walls and the roof of the Premises.

39.	FORCE MAJEURE

Subject to express provisions in this Lease to the contrary, each party shall be excused from performing an obligation or undertaking provided for in this Lease (other than the obligation of Tenant to pay any and all items of Rent as the same become due under the applicable provisions of this Lease) for the period that such performance or undertaking is prevented, delayed, or hindered by a strike, lockout, labor dispute, civil commotion, act of God, or any other cause outside and beyond such party’s control (a “Force Majeure”) but not including the unavailability of funds or financing to Landlord.

40.	AUTHORITY

Landlord and Tenant hereby represent (1) that such individual executing this Lease on its behalf is duly authorized to execute or attest and deliver this Lease in accordance with its organizational documents; (2) that this Lease is binding upon it; (3) that it is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located; and (4) that the execution and delivery of this Lease by it will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which it is a party or by which it may be bound.

41.	DEFINITIONS

“Landlord” as used in this Lease shall include the first party named in this Lease, and its representatives, assigns and successors in title to Premises. “Tenant” shall include the second party named in this Lease, and his, hers or its heirs and representatives, and if this Lease shall be validly assigned or sublet, shall include also Tenant’s assignees and subtenants, as to the Premises covered by such assignment or sublease. “Landlord” and “Tenant” includes male and female, singular and plural, corporation, partnership, other entity or individual, as may fit the particular parties.

42.	RULES AND REGULATIONS

The current rules and regulations for the Property are attached hereto as Exhibit E. Additionally, Landlord may hereafter, from time to time, adopt and promulgate such additional rules and regulations for the government and management of said Property to be uniformly applied as Landlord may reasonably determine to be necessary (all such existing and future rules and regulations are collectively referred to as the “Rules”). During the Term of this Lease, Tenant shall at all times comply with the Rules and shall ensure compliance with the Rules by Tenant’s employees, agents and contractors.

43.	SPECIAL STIPULATIONS

To the extent that there is any conflict between the Lease and the Special Stipulations, if any, which are attached hereto as Exhibit F, the Special Stipulations shall control.

44.	MISCELLANEOUS

(a)	If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law. This Lease represents the result of negotiations between Landlord and Tenant, each of which has been (or has had opportunity to be) represented by counsel of its own selection, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Consequently, Landlord and Tenant agree that the language in all parts of the Lease shall in all cases be construed as a whole according to its fair meaning and neither strictly for nor against Landlord or Tenant.

(b)	Tenant agrees not to record this Lease or any memorandum hereof without Landlord’s prior written consent, unless Tenant elects to purchase leasehold title insurance, and in such event, Tenant may record a short form memorandum of lease, at Tenant’s sole cost and in a form reasonably acceptable to Landlord.

(c)	This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state of Georgia. In the event that Landlord withholds its consent to any requested action by Tenant hereunder, Tenant’s sole remedy shall be to bring an action for specific performance, Tenant hereby waiving all damages due to Landlord allegedly withholding its consent unreasonably or otherwise in contravention of this Lease or Applicable Law, unless and to the extent Landlord is acting in a capricious or arbitrary manner. Any approval by Landlord of or consent by Landlord to any plans, specifications or other items to be submitted to and/or reviewed by Landlord by Tenant pursuant to this Lease shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto and such approval or consent shall not constitute the assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation or warranty by Landlord that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, and Tenant shall be responsible for all of the same.

(d)	Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any obligations arising from and after such transfer hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such subsequent obligations. Tenant agrees to modify this Lease in any way reasonably requested by a mortgagee which does not cause increased obligation or expense to Tenant or otherwise adversely affect Tenant’s rights or interests under this Lease. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

(e)	Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the date of the statements true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease. At any time during the Term that Landlord elects to finance or sell the Property (or any portion thereof) or if Tenant is in default hereunder beyond applicable notice and cure periods, Tenant shall provide Landlord, upon ten (10) days’ prior written notice from Landlord, with Tenant’s most current available financial statements for the current year plus financial statements of the year just ended prior to the current financial statement year and such other information as Landlord or its mortgagee may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

(f)	Except as expressly otherwise herein provided, with respect to all required acts of either party hereunder, time is of the essence of this Lease.

(g)	This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant and their respective permitted successors, assigns and court appointed representatives.

(h)	The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.

(i)	After the respective Rent Commencement Dates, whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for all of Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including without limitation reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(j)	The execution of this Lease by Tenant and delivery of the same to Landlord does not constitute a reservation of or option to lease the Premises or an agreement by Tenant or Landlord to enter into a lease, and this Lease shall become effective only if and when Tenant and Landlord execute and deliver a counterpart hereof to the other party.

(k)	Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Property, Landlord is not providing security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises unless due to the negligence or willful acts of Landlord or its agents, employees, or contractors but only to the extent not otherwise covered by the insurance required to be maintained or self-insured for hereunder by Tenant.

45.	ENTIRE AGREEMENT

This Lease Agreement, including all attached exhibits, constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and that this supersedes all prior agreements and understanding between the parties related to the Premises, including all lease proposals, letters of intent and similar documents.

TENANT AND LANDLORD EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE OTHER PARTY HAS NOT MADE AND IS NOT MAKING, AND, IN EXECUTING AND DELIVERING THIS LEASE, IS NOT RELYING UPON, ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS LEASE. ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THE PARTIES ARE SUPERCEDED BY THIS LEASE WHICH ALONE FULLY AND COMPLETELY EXPRESSES THE AGREEMENT OF THE PARTIES, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION NOT EMBODIED IN THIS LEASE. THIS LEASE MAY BE MODIFIED ONLY BY A WRITTEN AGREEMENT SIGNED BY LANDLORD AND TENANT. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, ALL OF WHICH ARE HEREBY WAIVED BY TENANT, AND THAT THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, in triplicate, the day and year first above written.

Landlord:

Carter New Manchester Building One, L.L.C., a Georgia limited liability company

By:	Carter & Associated Enterprises, Inc., a Georgia corporation, its manager

	By:	/s/ Robert E. Peterson

Print Name: ROBERT E. PETERSON
	Its:	PRESIDENT AND CEO

Tenant:

JVC Americas Corp., A Delaware corporation

By:	/s/ Shigeharu Tsuchitani

Shigeharu Tsuchitani Chairman of the Board, President and Chief Executive Officer

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